Exhibit 10.1

EUR 60,000,000
SECURED FACILITIES AGREEMENT
FOR
BRAND LOYALTY GROUP B.V.
ARRANGED BY
DEUTSCHE BANK AG, AMSTERDAM BRANCH AND COÖPERATIEVE RABOBANK U.A.
WITH
COÖPERATIEVE RABOBANK U.A.
ACTING AS AGENT
AND
COÖPERATIEVE RABOBANK U.A.
ACTING AS SECURITY AGENT

CREDIT FACILITIES AGREEMENT

THIS AGREEMENT is dated 3 April 2020 and made BETWEEN:

(1)	BRAND LOYALTY GROUP B.V. (the "Company");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company the "Original Borrowers");

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the "Original Guarantors");

(4)	DEUTSCHE BANK AG, AMSTERDAM BRANCH and COÖPERATIEVE RABOBANK U.A. as bookrunning mandated lead arrangers (the "Arrangers");

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(6)	COÖPERATIEVE RABOBANK U.A. as facility agent of the other Finance Parties (the "Agent"); and

(7)	COÖPERATIEVE RABOBANK U.A.as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 4 (Form of Accession Letter).

"Accordion Acceding Lender" has the meaning given to that term in Clause 3.2 (Offer to Accordion Acceding Lenders).

"Accordion Accession Letter" means a document substantially in the form set out in Part II of Schedule 11 (Accordion Increase Documentation).

"Accordion Increase Amount" has the meaning given to that term in an Accordion Increase Request.

"Accordion Increase Certificate" means a document substantially in the form set out in Part I of Schedule 11 (Accordion Increase Documentation).

"Accordion Increase Effective Date" means the date specified by the Company in the relevant Accordion Increase Request on which the proposed increase in the amount of the Revolving Facility Commitment or the Uncommitted Facility Participation is to take effect.

"Accordion Increase Lender" has the meaning given to that term in Clause 3.1 (Accordion increase by existing Lenders).

"Accordion Increase Request" means a request substantially in the form set out in Part III of Schedule 11 (Accordion Increase Documentation).

"Accordion Remainder Amount" has the meaning given to that term in Clause 3.2 (Offer to Accordion Acceding Lenders).

"Accounting Principles" means the generally accepted accounting principles in the relevant entity's jurisdiction of incorporation, as amended from time to time by reason of new or amended regulatory obligations, including IFRS.

"Accounting Reference Date" has the meaning given thereto in Clause 20.26 (Accounting Reference Date).

"Acquisition Target" has the meaning given to that term in Clause 23.9 (Acquisitions).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Affiliate Accession Undertaking" means an undertaking in the form set out in Schedule 8 (Form of Affiliate Accession Undertaking).

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period applicable to the Facility under which that Ancillary Facility is provided.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility provided under the Revolving Facility, the maximum amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility provided under the Revolving Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

"Ancillary Participation" means, in relation to an Ancillary Lender and an Ancillary Facility provided under the Uncommitted Facility, the maximum amount which that Ancillary Lender has agreed (at its sole discretion and whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility provided under the Uncommitted Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Available Credit Balance" means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

"Availability Period" means:

(a)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date;

(b)	in relation to any Ancillary Facility under the Revolving Facility, the period from and including the date of this Agreement to the Termination Date; and

(c)
in relation to the Uncommitted Facility and any Ancillary Facility thereunder, the period from and including the date of this Agreement to the Uncommitted Facility Termination Date, but subject always to Clause 5.3 (Uncommitted Facility).

"Available Commitment" means, in relation to a Facility, a Lender's Commitment minus (subject as set out below):

(a)
the amount of its participation in any outstanding Loans under that Facility and the aggregate of its (and its Affiliate's) Ancillary Commitments or Ancillary Participations under any Ancillary Facilities provided under the Revolving Facility or the Uncommitted Facility (as applicable); and

(b)
in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date and the amount of its (and its Affiliate's) Ancillary Commitments or Ancillary Participations in relation to any new Ancillary Facility that is due to be provided under the Revolving Facility or the Uncommitted Facility (as applicable) on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment the following amounts shall not be deducted from that Lender's Revolving Facility Commitment or Uncommitted Facility Participation (as applicable):

(i)	that Lender's participation in any Revolving Loans or Uncommitted Facility Loans (as applicable) that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)
that Lender's (and its Affiliate's) Ancillary Commitments or Ancillary Participations under any Ancillary Facilities provided under the Revolving Facility or the Uncommitted Facility (as applicable) to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Revolving Facility" means, in relation to the Revolving Facility, the aggregate for the time being of each Lender's Available Commitment in respect of the Revolving Facility.

"Available Uncommitted Facility" means, in relation to the Uncommitted Facility, the aggregate for the time being of each Lender's Available Commitment in respect of the Uncommitted Facility.

"Base Case Model" means the financial model relating to the Group specified in the “request for proposal” prepared by the Company, a copy of which has been delivered to the Arrangers on 10 January 2020.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Clause 7.9 (Affiliates of Borrowers).

"Borrowings" has the meaning given to that term in Clause 22.1 (Financial definitions).

"Break Costs" means the amount (if any) by which:

(a)
the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a)
in relation to the period beginning on the date of this Agreement and ending on 31 December 2020, the Base Case Model in agreed form to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam and Frankfurt am Main and (in relation to any date for payment or purchase of euro) any TARGET Day.

"Cash" means, at any time, cash denominated in any currency used in the jurisdiction of incorporation of each member of the Group, or used in the jurisdiction where the Group has a branch office, in hand or at bank and (in the latter case) credited to an account in the name of any member of the Group and to which such member of the Group is alone (or together with any other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for Transaction Security or any Security permitted in this Agreement constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)
with respect to that cash in excess of in aggregate EUR 2,500,000 (or its equivalent in another currency or currencies) at any time, it is freely and immediately available to be applied in repayment or prepayment of the Facilities.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a Lender;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days' notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, denominated in EUR to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents).

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Close‑Out Netting" means:

(a)
in respect of a Hedging Agreement based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set‑off (as defined in the 1992 ISDA Master Agreement);

(b)
in respect of a Hedging Agreement based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)
in respect of a Hedging Agreement not based on an ISDA Master Agreement, any step involved on a termination of the hedging transactions under that Hedging Agreement pursuant to any provision of that Hedging Agreement which has a similar effect to either provision referenced in paragraph (a) and paragraph (b) above.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means a Revolving Facility Commitment and an Uncommitted Facility Participation.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the then most recent recommended form of the LMA or in any other form agreed between the Company and the Agent.

"CRR" has the meaning given thereto in paragraph (b)(ii) of Clause 15.1 (Increased Costs).

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 6.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Designated Gross Amount" means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Designated Net Amount" means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

"Existing Financial Indebtedness" means an uncommitted working capital loan facility for BrandLoyalty Trading (Shanghai) Co. Ltd. by Deutsche Bank (China) Co., Ltd. Shanghai Branch in an aggregate amount of RMB 40,000,000.

"Existing Security" means any and all Security and guarantees granted in relation to the Existing Financial Indebtedness.

"Extension Request" means a request substantially in the form set out in Schedule 12  (Form of Extension Request).

"Facilities" means the Revolving Facility and the Uncommitted Facility.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means:

(a)
any letter or letters dated on or about the date of this Agreement between the relevant Arrangers and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any other agreement setting out fees referred to in Clause 2.3 (Increase), Clause 3.7 (Accordion fee) or Clause 13.5 (Interest, commission and fees on Ancillary Facilities).

"Finance Document" means this Agreement, the Security Documents, any Fee Letter, any Hedging Agreement, any Accession Letter, any Resignation Letter, any Ancillary Document any Accordion Increase Certificate, any Accordion Accession Letter, any Accordion Increase Request, any Extension Request and any other document designated as a "Finance Document" by the Agent and the Company, provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of "Material Adverse Effect";

(b)	the definition of "Security Document";

(c)	paragraph (a)(iv) of Clause 1.2 (Construction);

(d)	Clause 19 (Guarantee and Indemnity);

(e)	Clause 28.2 (Parallel Debt);

(f)	Clause 34 (Application of Proceeds); and

(g)	Clause 24 (Events of Default) (other than Clause 24.18 (Acceleration)).

"Finance Party" means the Agent, an Arranger, the Security Agent, a Lender or any Ancillary Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, commercial papers, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into such agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Financial Quarter" has the meaning given to that term in Clause 22.1 (Financial definitions).

"Financial Year" has the meaning given to that term in Clause 22.1 (Financial definitions).

"First Extended Termination Date" has the meaning given to that term in paragraph (a)(i) of Clause 8.2 (Extension Option).

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.4 (Cost of funds).

"Gross Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.

"Group" means the Company and its Subsidiaries for the time being.

"Group Structure Chart" means the group structure chart showing:

(a)	all members of the Group, including current name and a list of shareholders; and

(b)	any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

"Hedge Counterparty" means:

(a)	any Original Hedge Counterparty; and

(b)	any entity which has become a Party as a Hedge Counterparty in accordance with Clause 29.1 (Accession of Hedge Counterparties).

"Hedge Counterparty Accession Undertaking" means an undertaking in the form set out in Schedule 10 (Hedge Counterparty Accession Undertaking).

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrowers and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to the Facilities which, at the time that that master agreement, confirmation, schedule or other agreement (as the case may be) is entered into, is permitted to be hedged under this Agreement.

"Hedging Liabilities" means all obligations at any time due, owing or incurred by any Obligor to any Hedge Counterparty under the Hedging Agreements, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.3 (Increase).

"Initial Termination Date" means the date falling 3 years after the date of this Agreement.

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)
(which is incorporated in the Federal Republic of Germany) (i) is unable to pay its debts as they fall due (zahlungsunfähig) or overindebted (überschuldet) or in danger of becoming unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) within the meaning of sections 17, 18 and 19 of the German Insolvency Code (Insolvenzordnung) (as applicable from time to time)

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Intellectual Property" means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets of each Obligor.

"Inter‑Hedging Agreement Netting" means the exercise of set‑off, account combination, close‑out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to an Obligor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Obligor under another Hedging Agreement.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Interpolated Screen Rate" means, in relation to EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for euro.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Lender" means:

(a)	any Original Lender; and

(b)
any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.3 (Increase), Clause 3 (Accordion feature – Increase of Facilities) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LMA" means the Loan Market Association.

"Loan" means a Revolving Loan or an Uncommitted Facility Loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the aggregate Commitments (or, if the aggregate Commitments have been reduced to zero, aggregated more than 66 2/3% of the aggregate Commitments immediately prior to the reduction).

"Margin" means:

(a)	in relation to any Revolving Loan, 0.80 per cent. per annum;

(b)	in relation any Uncommitted Facility Loan, 0.60 per cent. per annum,

but if:

(a)	no Event of Default has occurred which is continuing; and

(b)	Senior Net Leverage in respect of the most recently completed Relevant Period is within a range set out below,

Then the Margin for:

(i) each Revolving Loan will be the percentage per annum set out below in the column opposite that range:

Senior Net Leverage	Revolving Facility Margin % p.a.
Greater than 3.00:1.00	1.65

Less than or equal to 3.00:1.00 but greater than 2.50:1.00	1.35

Less than or equal to 2.50:1.00 but greater than 2.00:1.00	1.15

Less than or equal to 2.00:1.00 but greater than 1.50:1.00	1.00

Less than or equal to 1.50:1.00 but greater than 1.00:1.00	0.85

Less than or equal to 1.00:1.00	0.80

and (ii) each Uncommitted Facility Loan will be the percentage per annum set out below in the column opposite that range:

Senior Net Leverage	Uncommitted Facility Margin % p.a.
Greater than 3.00:1.00	1.40
Less than or equal to 3.00:1.00 but greater than 2.50:1.00	1.10
Less than or equal to 2.50:1.00 but greater than 2.00:1.00	0.90
Less than or equal to 2.00:1.00 but greater than 1.50:1.00	0.75
Less than or equal to 1.50:1.00 but greater than 1.00:1.00	0.65
Less than or equal to 1.00:1.00	0.60

However, in each case:

(i)
any increase or decrease in the Margin for a Loan or, in case no Loan is outstanding under the relevant Facility, any increase or decrease in the Margin for that Facility, shall take effect on the date which is 3 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Compliance Certificate);

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for:

(A)
a reduced Margin, then paragraph (b) of Clause 10.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Senior Net Leverage calculated using the figures in the Compliance Certificate; or

(B)	an increased Margin, then, provided that the Lenders are also the Original Lenders, paragraph (c) of Clause 10.2 (Payment of interest) shall apply;

(iii)
while an Event of Default under any of Clause 24.1 (Non-payment), Clause 24.2 (Financial Covenant and other obligations) (but only in relation to a failure to comply with Clause 22.2 (Financial condition)), Clause 24.3 (Other obligations) (but only in relation to a failure to comply with paragraph (a) of Clause 21.2 (Compliance Certificate)  in such case that the Margin cannot be determined), Clause 24.6 (Insolvency) or Clause 24.7 (Insolvency Proceedings) (each a “Material Event of Default”) is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for such Loan. Once that Material Event of Default has been remedied or waived, the Margin for each Loan or, in case no Loan is outstanding under the relevant Facility, any increase or decrease in the Margin for that Facility, will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition Margin shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Event of Default has occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver; and

(iv)	for the purpose of determining the Margin, Senior Net Leverage and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions)

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, financial condition, operations or assets of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents and/or their obligations under Clause 22 (Financial Covenant); or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Transaction Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Material Company" means:

(a)	an Obligor;

(b)	a wholly-owned member of the Group that holds shares in an Obligor; or

(c)
a Subsidiary of the Company which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 22.1 (Financial definitions) representing 5 % or more of EBITDA (as defined in Clause 22.1 (Financial definitions) of the Group, calculated on a consolidated basis.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multi-account Overdraft" means an Ancillary Facility which is an overdraft facility comprising more than one account.

"Net Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Net Proceeds” means the actual proceeds received in cash by any member of the Group, minus:

(a)	all related taxes and expenses, deferred consideration and provisions for liability;

(b)	repayment of any related Financial Indebtedness; and

(c)
costs reasonably anticipated (acting in good faith and as certified by the chief financial officer) to be incurred within 12 months in respect of redundancy, closure, relocation, reorganisation and restructuring and other costs incurred directly preparing the asset for, or incurred as a consequence of, a disposal (in each case to persons who are not member of the Group), but to the extent such anticipated cost is not actually incurred within 12 months then that amount shall not be included in the computation of Net Proceeds.

"New Equity" means the proceeds of any issue of shares by the Company which proceeds are to be applied in accordance with and for the purposes as set out in Clause 22.4 (Equity cure).

"New Lender" has the meaning given to that term in Clause 25 (Changes to the Lenders).

"Non-Consenting Lender" has the meaning given to that term in Clause 39.7 (Replacement of a Lender).

"Obligor" means a Borrower or a Guarantor.

"OFAC" means the Office of Foreign Assets Control of the US Department of Treasury.

"Original Financial Statements" means in relation to the Company, the audited consolidated financial statements of the Group for the Financial Year ended 2018.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Payment Netting" means:

(a)	in respect of a Hedging Agreement based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)
in respect of a Hedging Agreement not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement which has a similar effect to the provision referenced in paragraph (a) above.

"Permitted Gross Outstandings" means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

"Permitted Hedge Close‑Out" means, in relation to a hedging transaction under a Hedging Agreement, a termination or close‑out of that hedging transaction which is permitted pursuant to Clause 29.8 (Permitted enforcement by Hedge Counterparties).

"Qualifying Lender" has the meaning given to it in Clause 14 (Tax gross-up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means any banks as may be appointed by the Agent in consultation with the Company.

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Refusing Lender" has the meaning given to that term in Clause 6.4(b) (Availability).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the European interbank market.

"Relevant Jurisdiction" means:

(a)	the jurisdiction of incorporation of each Material Company; and

(b)	the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated.

"Relevant Period" has the meaning given to that term in Clause 22.1 (Financial definitions).

"Repeating Representations" means each of the representations set out in Clauses 20.1 (Status) to 20.6 (Governing law and enforcement), Clause 20.10 (No default), paragraph (b) of Clause 20.11 (No misleading information), Clause 20.12 (Financial statements), Clause 20.13 (No proceedings pending or threatened), Clause 20.18 (Anti-corruption and anti-money laundering laws), Clause 20.19 (Sanctions), Clause 20.23 (Legal and Beneficial Owner) and Clause 20.27 (Centre of main interests and establishments).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in Schedule 5 (Form of Resignation Letter).

"Restricted Party" means a person, or a person owned or controlled (directly or indirectly) by a person, that is:

(a)	listed on any Sanctions List or is otherwise a subject of Sanctions;

(b)
located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions or whose government is the subject of country or territory wide Sanctions (including, without limitation, at the date of the this Agreement, Crimea, Cuba, Iran, Sudan, Syria or North Korea); or

(c)	acting on behalf of any of the persons listed under paragraphs (a) or (b) above.

"Revolving Facility" means the EUR 30,000,000 revolving loan facility made available under this Agreement as described in Clause 2.1 (The Revolving Facility).

"Revolving Facility Commitment" means:

(a)	in relation to an Original Lender, the aggregate of:

(i)	the amount set opposite its name under the heading "Revolving Facility Commitment" in Part II of Schedule 1 (The Original Parties); and

(ii)
the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase) or Clause 3 (Accordion feature – increase of Facilities); and

(b)
in relation to any other Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase) or Clause 3 (Accordion feature – increase of Facilities), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Revolving Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

"Rollover Loan" means one or more Revolving Loans or Uncommitted Facility Loans (as applicable):

(a)	made or to be made on the same day that a maturing Revolving Loan or Uncommitted Facility Loan (as applicable) is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Loan or Uncommitted Facility Loan (as applicable);

(c)	made or to be made available under the same Facility as the maturing Revolving Loan or Uncommitted Facility Loan (as applicable); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan or Uncommitted Facility Loan (as applicable).

"Sanctions" means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority.

"Sanctions Authority" means:

(a)	the Security Council of the United Nations;

(b)	the US;

(c)	the European Union (including all of its member states, including the Netherlands);

(d)	the United Kingdom;

(e)	any country in which a member of the Group is incorporated or in, from or to which it conducts its business; and

(f)
the governments and official institutions or agencies of any of paragraphs (a) through (e) above, including OFAC, the Council of the European Union, the United States Department of State and Her Majesty's Treasury.

"Sanctions List" means any list of specifically designated persons, entities (or equivalent) or countries maintained by, or public announcement of Sanctions designation made by a Sanctions Authority, each as amended, supplemented or substituted from time to time.

"Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate), for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company and the Lenders.

"Second Extended Termination Date" has the meaning given to that term in paragraph (a)(ii) of Clause 8.2 (Extension Option).

"Secured Obligations" means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

"Secured Parties" means the Security Agent, the Agent, each Lender, each Arranger and each Ancillary Lender (including any Affiliate of a Lender which is an Ancillary Lender) from time to time party to this Agreement.

"Security" means a mortgage, charge, pledge, lien, assignment or transfer for security purposes or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Documents" means:

(a)
each of the documents listed as being a Security Document in paragraph 3 of Part I of Schedule 2 (Conditions Precedent) of this Agreement and any document required to be delivered to the Agent under paragraph 11 of Part II of Schedule 2 (Conditions Precedent); and

(b)
any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Separate Loan" has the meaning given to that term in Clause 8 (Repayment).

"Specified Time" means a time determined in accordance with Schedule 7 (Timetables).

"Subordinated Shareholder Loan" means any subordinated shareholder loan on arms' length terms made available to the Company from a direct or indirect shareholder of the Company which is subordinated in full to the rights of the Finance Parties in form and substance satisfactory to the Finance Parties.

"Subordinated Shareholder Loan Agreement" means any subordinated shareholder loan agreement on arms' length terms pursuant to which a Subordinated Shareholder Loan is made available.

"Subsidiary" means in relation to any person incorporated in The Netherlands a subsidiary (dochtermaatschappij) within the meaning of Section 24a of Book 2 of the Dutch Civil Code, and in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for the purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Confirmation" shall have the meaning ascribed to it in Clause 14 (Tax Gross Up and Indemnities).

"Termination Date" means:

(a)	the Initial Termination Date;

(b)	in case of an extension in accordance with paragraph (a)(i) of Clause 8.2 (Extension Option), the First Extended Termination Date; or

(c)	in case of an extension in accordance with paragraph (a)(ii) of Clause 8.2 (Extension Option), the Second Extended Termination Date.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (or any of them) pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Total Revolving Facility Commitments" means the aggregate of the Revolving Facility Commitments, being EUR 30,000,000 at the date of this Agreement.

"Total Uncommitted Facility Participations" means the aggregate of the Uncommitted Facility Participations, being EUR 30,000,000 at the date of this Agreement.

"Uncommitted Facility" means the EUR 30,000,000 uncommitted working capital facility as described under Clause 2.2 (The Uncommitted Facility).

"Uncommitted Facility Loan" means a loan made or to be made under the Uncommitted Facility or the principal amount outstanding for the time being of that loan.

"Uncommitted Facility Participation" means:

(a)	in relation to an Original Lender, the aggregate of:

(i)	the amount set opposite its name under the heading "Uncommitted Facility Participation" in Part II of Schedule 1 (The Original Parties); and

(ii)
and the amount of any other Uncommitted Facility Participation transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase) or Clause 3 (Accordion feature – increase of Facilities); and

(b)
in relation to any other Lender, the amount of any Uncommitted Facility Participation transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase) or Clause 3 (Accordion feature – increase of Facilities), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Uncommitted Facility Termination Date" means, in respect of any Lender the date on which that Lender, in its sole discretion, notifies the Company (with a copy to the Agent for information purposes only) of its decision to cancel and demand repayment of the amounts outstanding under the Uncommitted Facility and/or any Ancillary Facility provided thereunder, but in any case not later than the Termination Date.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US GAAP" means generally accepted accounting principles in the US.

"Utilisation" means a utilisation of the Revolving Facility or the Uncommitted Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 Part III (Utilisation Request).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the "Agent", any "Arranger", the "Security Agent", any "Finance Party", any "Secured Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)
"director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)
"guarantee" means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(x)	a time of day is a reference to Amsterdam time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of that Ancillary Facility to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender in respect of that Ancillary Facility;

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the Ancillary Lender amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)
that Borrower has executed a security document over that account, in form and substance satisfactory to the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(e)	A Default and an Event of Default is "continuing" if it has not been remedied or waived.

(f)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of those Ancillary Outstandings;

(ii)	the maximum amount payable under that Ancillary Facility being reduced in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.

1.3	Currency Symbols and Definitions

"EUR" and "euro" denote the single currency unit of the Participating Member States.

1.4	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	"The Netherlands" means the European part of the Kingdom of the Netherlands and "Dutch" means in or of The Netherlands;

(b)	"works council" means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)	a necessary action to authorise, where applicable, includes without limitation, any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(d)	"financial assistance" includes any act prohibited by Section 2:98c of the Dutch Civil Code;

(e)
"constitutional documents" means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(f)
a "security interest" or "security" includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(g)	a winding up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard); and/or

(ii)	dissolved (ontbonden);

(h)	a moratorium includes surseance van betaling;

(i)	a liquidator includes a curator;

(j)	an administrator includes a bewindvoerder;

(k)	an attachment includes a beslag;

(a)	"negligence" means schuld;

(b)	"gross negligence" means grove schuld; and

(c)	"wilful misconduct" means opzet.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Revolving Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving loan facility in an aggregate amount equal to the Total Revolving Facility Commitment.

(b)	Subject to the terms of this Agreement and the Ancillary Documents an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.2	The Uncommitted Facility

(a)
Subject to the terms of this Agreement and Clause 5.3 (Uncommitted Facility), a Lender may in its sole discretion make available to the Borrowers its participation in the Uncommitted Facility, until further notice (dagelijks opzegbaar).

(b)
Subject to the terms of this Agreement, Clause 5.3 (Uncommitted Facility) and the Ancillary Documents, an Ancillary Lender may in its sole discretion make all or part of its Uncommitted Facility Participation available to any Borrower as an Ancillary Facility, until further notice (dagelijks opzegbaar).

2.3	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.8 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 9.1 (Illegality); or

(B)	paragraph (a) of Clause 9.7 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(i)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent

(acting reasonably)) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender. No Lender (or any successor thereto) shall have any obligations to increase its Commitment in relation to any Facility or incur any other obligations under this Agreement and the other Finance Documents whatsoever, and any decision by a Lender to increase its Commitment in relation to any Facility shall be made in its sole discretion independently from any other Lender;

(iii)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)
any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(e)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.4	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligor's Agent

(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents (in such capacity the “Obligors' Agent”) and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. For this purpose each Obligor (other than the Company) incorporated in Germany releases the Company to the fullest extent possible from any restrictions for double representation and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)
Each appointment under this Clause 2.5 is given with full power of substitution and also applies to any situation where the Company acts as an Obligor's counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of an Obligor's counterparty.

(c)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	ACCORDION FEATURE – INCREASE OF FACILITIES

3.1	Accordion increase by existing Lenders

(a)
Subject to paragraph (b) below, the Company may, at any time prior to the date falling 180 days before the Termination Date request by notice to the Agent (each an "Accordion Increase Request") that the Revolving Facility Commitment and/or the Uncommitted Facility Participation be increased for an amount in aggregate not exceeding EUR 80,000,000, provided that:

(i)	at such time, no Default has occurred which is continuing or would occur as a result of such increase;

(ii)	the Accordion Increase Amount in an Accordion Increase Request is at least EUR 10,000,000; and

(iii)	each Accordion Increase Lender (as defined below) is offered the same up-front fee.

(b)	If the Company delivers an Accordion Increase Request:

(i)	within 3 Business Days of receipt of such Accordion Increase Request, the Agent shall forward a copy of that Accordion Increase Request to the Lenders; and

(ii)
each Lender shall have the right for a period of 15 Business Days following receipt of a copy of that Accordion Increase Request from the Agent, to elect by written notice to the Company and the Agent to:

(A)
increase its Revolving Facility Commitment or Uncommitted Facility Participation in accordance with Clause 25.7 (Accordion Increase) which notice shall include the amount by which it elects to increase its Revolving Facility Commitment or its Uncommitted Facility Participation (which amount shall not exceed the relevant Accordion Increase Amount) and any applicable fees (each such Lender, an "Accordion Increase Lender"); or

(B)	confirm that it does not elect to increase its Revolving Facility Commitment or Uncommitted Facility Participation.

(c)
If the aggregate amount of the proposed increase in Revolving Facility Commitments or Uncommitted Facility Participations exceeds the relevant Accordion Increase Amount, then the proposed increase in Revolving Facility Commitment of each Accordion Increase Lender shall be reduced on a pro rata basis until the aggregate of the proposed increase in Revolving Facility Commitments or Uncommitted Facility Participations of all the Accordion Increase Lenders equals the relevant Accordion Increase Amount and the Agent shall inform all the Accordion Increase Lenders of such reduced Revolving Facility Commitments or Uncommitted Facility Participations accordingly.

(d)
Any Lender who does not respond to the Company and the Agent within the 15 Business Day period referred to in paragraph (b)(ii) of Clause 3.1 (Accordion increase by existing Lenders) above shall be deemed to have declined to increase its Revolving Facility Commitment or Uncommitted Facility Participations in accordance with the Accordion Increase Request.

3.2	Offer to Accordion Acceding Lenders

(a)
If the aggregate amount of the proposed increase in the Revolving Facility Commitments or Uncommitted Facility Participations pursuant to paragraph (b)(ii) of Clause 3.1 (Accordion increase by existing Lenders) is less than the relevant Accordion Increase Amount (such unallocated amount, the "Accordion Remainder Amount") after the expiry of the 15 Business Day period specified under paragraph (b)(ii) of Clause 3.1 (Accordion increase by existing Lenders) (the "Initial Offer Period"), the Company shall during a period of 5 Business Days after the Initial Offer Period (the "Additional Offer Period") request the Accordion Increase Lenders whether they would be prepared to further increase their Revolving Facility Commitment or Uncommitted Facility Participation in accordance with Clause 25.7 (Accordion

Increase) in an amount not exceeding the Accordion Remainder Amount. If after the Additional Offer Period an Accordion Remainder Amount (also after taking into account any further increases by the Accordion Increase Lenders during the Additional Offer Period) still applies, the Company may, during a period of 15 Business Days after the Additional Offer Period (the "Second Additional Offer Period"), designate any other reputable bank (which is acceptable to the Agent) which agrees to become a Lender under this Agreement (an "Accordion Acceding Lender") in accordance with Clause 25.8 (Accordion Acceding Lenders).

(b)
If the aggregate amount of new Revolving Facility Commitments or Uncommitted Facility Participations of the Accordion Acceding Lenders exceeds the Accordion Remainder Amount, then the proposed new Revolving Facility Commitment or Uncommitted Facility Participations of each Accordion Acceding Lender shall be reduced on a pro rata basis until the aggregate of the proposed new Revolving Facility Commitments or Uncommitted Facility Participations of all the Accordion Acceding Lenders equals the Accordion Remainder Amount and the Agent shall promptly inform all the Accordion Acceding Lenders of such reduced Revolving Facility Commitments or Uncommitted Facility Participations accordingly.

(c)
On the Business Day following the expiry of the Second Additional Offer Period, the Company shall notify the Agent of any Accordion Acceding Lenders and the new Revolving Facility Commitments or Uncommitted Facility Participations they intend to hold.

(d)
The aggregate of the increases in the Revolving Facility Commitments or Uncommitted Facility Participations of the existing Lenders and the new Revolving Facility Commitments or Uncommitted Facility Participations of all Accordion Acceding Lenders pursuant to this Clause 3.2 in relation to any Accordion Increase Request shall not exceed the relevant Accordion Increase Amount.

(e)	Any request or notification under this Clause 3 is irrevocable.

3.3	Notification of participation in Accordion Increase Amount

The Agent shall:

(a)
notify each Accordion Increase Lender and each Accordion Acceding Lender of the amount of its additional or new Revolving Facility Commitment or Uncommitted Facility Participations by no later than 5 Business Days prior the Accordion Increase Effective Date; and

(b)	promptly provide a copy of the notifications under paragraph (a) above to the
Company.

3.4	Delivery of Accordion Increase Certificates/Accordion Accession Agreements

No later than two Business Days prior to the Accordion Increase Effective Date:

(a)	each Lender which is an Accordion Increase Lender shall deliver to the Agent a duly completed and executed Accordion Increase Certificate; and

(b)	each Accordion Acceding Lender shall deliver to the Agent a duly completed and executed Accordion Accession Letter,

and the Agent shall promptly upon receipt of such Accordion Increase Certificate or Accordion Accession Letter (as the case may be) deliver a copy of the same to the Company.

3.5	Effectiveness of Accordion Increase

On the Accordion Increase Effective Date, the Agent shall execute each Accordion Increase Certificate and each Accordion Accession Letter delivered to it which shall take effect in accordance with Clause 25.7 (Accordion Increase) and Clause 25.8 (Accordion Acceding Lenders) (as the case may be).

3.6	No obligation to participate in Accordion Increase

(a)	No Lender shall:

(i)	have any obligation to increase its Revolving Facility Commitments or Uncommitted Facility Participations; or

(ii)	incur any other obligations under this Agreement or any other Finance Document,

in relation to any Accordion Increase Amount or an Accordion Increase Request.

(b)
Any decision by a Lender to increase its Revolving Facility Commitment or Uncommitted Facility Participations under this Clause 3 shall be made in its sole discretion independently from any other Finance Party.

(c)	If a Lender refuses or is deemed to have refused an Accordion Increase Request, the Revolving Facility Commitments or Uncommitted Facility Participations of such Lender shall remain unchanged.

3.7	Accordion fee

The Company shall pay to the Agent (for the account of the Accordion Increase Lenders and the Accordion Acceding Lenders) a fee in the amount and at the times agreed in a Fee Letter.

4.	PURPOSE

4.1	Purpose

(a)	Each relevant Borrower shall apply all amounts borrowed by it under the Revolving Facility towards general corporate purposes of the Group (including,

but not limited to, refinancing of existing financial indebtedness, working capital purposes, capital expenditure, any dividend payments or other distribution (including the granting of loans to a direct or indirect shareholder) permitted under Clause 23.18 (Dividends) and acquisitions permitted under Clause 23.9 (Acquisitions) (including the payment of costs incurred in connection therewith)) (but in the case of any utilisation of any Ancillary Facility provided under the Revolving Facility, not towards prepayment of any Revolving Loan or Uncommitted Facility Loan)

(b)
Each relevant Borrower shall apply all amounts borrowed by it under the Uncommitted Facility towards working capital requirements of the Group (but in the case of any utilisation of any Ancillary Facility provided under the Uncommitted Facility, not towards prepayment of any Revolving Loan or Uncommitted Facility Loan).

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION

5.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

5.2	Further conditions precedent

Subject to Clause 5.3 (Uncommitted Facility), the Lenders will only be obliged to comply with Clause 6.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects; and

(c)	in the case of an Uncommitted Facility Loan, the relevant Lender has notified the Company in writing that it is willing to make available its participation in that Uncommitted Facility Loan.

5.3	Uncommitted Facility

For the avoidance of doubt, the Uncommitted Facility is an uncommitted daily revocable (dagelijks opzegbaar) facility and will be made available in such amounts and at such times determined at the sole discretion of the relevant Lender.

5.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request:

(i)	in respect of the Revolving Facility if as a result of the proposed Loan more than 10 Loans would be outstanding under the Revolving Facility; and

(ii)	subject to Clause 5.3 (Uncommitted Facility) in respect of the Uncommitted Facility if as a result of the proposed Loan more than 10 Loans would be outstanding under the Uncommitted Facility.

(b)	Any Separate Loan shall not be taken into account in this Clause 5.4.

SECTION 3

UTILISATION

6.	UTILISATION - LOANS

6.1	Delivery of a Utilisation Request

A Borrower may utilise the Revolving Facility or, subject to Clause 5.3 (Uncommitted Facility), the Uncommitted Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.2	Completion of a Utilisation Request

(a)	Subject to Clause 5.3 (Uncommitted Facility), each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Loan comply with Clause 6.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

6.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Euro.

(b)	The amount of the proposed Revolving Loan must be a minimum of EUR 1,000,000 or if less, the Available Revolving Facility.

(c)	Subject to Clause 5.3 (Uncommitted Facility), the amount of the proposed Uncommitted Facility Loan must be a minimum amount of EUR 1,000,000 or if less, the Available Uncommitted Facility.

6.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 5.3 (Uncommitted Facility) and Clause 8.1 (Repayment of Revolving Loans and Uncommitted Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Subject to Clause 5.3 (Uncommitted Facility) and other than as set out in paragraph (c) below, the amount of each Lender's participation in:

(i)
each Revolving Loan will be equal to the proportion borne by its Available Commitment under the Revolving Facility to the Available Revolving Facility immediately prior to making the Revolving Loan; and

(ii)
each Uncommitted Facility Loan will be equal to the proportion borne by its Available Commitment under the Uncommitted Facility to the Available Uncommitted Facility immediately prior to making the Uncommitted Facility Loan. Given the uncommitted character of the Uncommitted Facility, a Lender may refuse to fund any requested Utilisation (a "Refusing Lender"). For the avoidance of doubt, the other Lenders under the Uncommitted Facility shall have no obligation whatsoever to make available (part of) the requested Utilisation that would otherwise have been funded by the Refusing Lender.

(c)	Subject to Clause 5.3 (Uncommitted Facility), if:

(i)
a Revolving Loan is made to repay Ancillary Outstandings under Ancillary Facilities provided under the Revolving Facility, each Lender's participation in that Revolving Loan will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Loans then outstanding bearing the same proportion to the aggregate amount of the Revolving Loans then outstanding as its Revolving Facility Commitment bears to the aggregate Revolving Facility Commitments; and

(ii)
an Uncommitted Facility Loan is made to repay Ancillary Outstandings under Ancillary Facilities provided under the Uncommitted Facility, each Lender's participation in that Uncommitted Facility Loan will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Uncommitted Facility Loans then outstanding bearing the same proportion to the aggregate amount of the Uncommitted Facility Loans then outstanding as its Uncommitted Facility Participation bears to the aggregate Uncommitted Facility Participations.

(d)	The Company shall use reasonable efforts to ensure that, as far as commercially and practically possible, utilisations under:

(i)
the Ancillary Facilities provided under the Revolving Facility, shall be made on a pro rata basis among the Lenders under the Revolving Facility and the Ancillary Lenders or its Affiliates making those Ancillary Facilities available; and

(ii)
the Ancillary Facilities provided under the Uncommitted Facility, shall be made on a pro rata basis among the Lenders under the Uncommitted Facility and the Ancillary Lenders or its Affiliates making those Ancillary Facilities available, and the Company shall monitor this on a quarterly basis and, to the extent commercially and practically possible, make the appropriate adjustments if the utilisations have not been divided on a pro rata basis.

6.5	Cancellation of Commitments

(a)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Facility.

(b)	The Uncommitted Facility is daily revocable and each Lender may cancel its Uncommitted Facility Participation at any time.

7.	ANCILLARY FACILITIES

This Clause 7 is subject in full to Clause 5.3 (Uncommitted Facility).

7.1	Type of Facility

An Ancillary Facility may be made available by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility; or

(c)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with the Lenders.

7.2	Availability

(a)
If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide on a bilateral basis all or part of its Revolving Facility Commitment and Uncommitted Facility Participation as an Ancillary Facility, it being understood that, no Lender under the Uncommitted Facility will in any way be committed to provide any such Ancillary Facility in place of any part of its Uncommitted Facility Participation. Given the uncommitted character of the Uncommitted Facility, a Refusing Lender may refuse to fund any requested Utilisation even if the conditions set out in paragraph (b) below are complied with by the proposed Borrower(s). For the avoidance of doubt, the other Lenders under the Uncommitted Facility shall have no obligation whatsoever to make available (part of) the requested Utilisation that would otherwise have been funded by the Refusing Lender.

(b)
Subject to paragraph (a) above, an Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the Facility under which the proposed Ancillary Facility is to be provided;

(B)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(C)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(D)	the proposed type of Ancillary Facility to be provided;

(E)	the proposed Ancillary Lender; and

(F)	the proposed Ancillary Participation or Ancillary Commitment (as applicable), in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 7.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings:

(A)	in the case of any Ancillary Facility provided under the Revolving Facility, to exceed the Ancillary Commitment; and

(B)	in the case of any Ancillary Facility provided under the Uncommitted Facility, to exceed the Ancillary Participation;

(iv)	may not allow:

(A)	in the case of any Ancillary Facility provided under the Revolving Facility, the Ancillary Commitment of a Lender to exceed the Revolving Facility Commitment of that Lender; and

(B)	in the case of any Ancillary Facility provided under the Uncommitted Facility, the Ancillary Participation of a Lender to exceed the Uncommitted Facility Participation of that Lender;

(v)	must require that:

(A)
in the case of any Ancillary Facility provided under the Revolving Facility, the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings under that Ancillary Facility are repaid (or cash cover provided in respect of all those Ancillary Outstandings) not later than the Termination Date; and

(B)
in the case of any Ancillary Facility provided under the Uncommitted Facility, the Ancillary Participation is reduced to zero, and that all Ancillary Outstandings under that Ancillary Facility are repaid (or cash cover provided in respect of all those Ancillary Outstandings) not later than the Uncommitted Facility Termination Date.

(c)
If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 36.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 13.5 (Interest, commission and fees on Ancillary Facilities).

7.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility provided under:

(i)
the Uncommitted Facility shall cease to be available on the Uncommitted Facility Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement or the relevant Ancillary Document (for the avoidance of doubt each Ancillary Lender shall be entitled to terminate its Ancillary Facility provided under the Uncommitted Facility on a daily basis (dagelijks opzegbaar)); and

(ii)
the Revolving Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement or the relevant Ancillary Document.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Participation or Ancillary Commitment (as applicable) of the Ancillary Lender shall be reduced to zero.

(c)
No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility (other than, in respect of the Uncommitted Facility, in accordance with Clause 5.3 (Uncommitted Facility)) unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;

(ii)	in the case of an Ancillary Facility provided under:

(A)
the Uncommitted Facility, the Uncommitted Facility Participations have been cancelled in full, or all outstanding Loans under the Uncommitted Facility have become due and payable in accordance with the terms of this Agreement; and

(B)
the Revolving Facility, the Revolving Facility Commitments have been cancelled in full, or all outstanding Loans under the Revolving Facility have become due and payable in accordance with the terms of this Agreement; or

(iii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iv)

(A)	in the case of an Ancillary Facility provided under the Revolving Facility, both:

(1)	the Available Commitments relating to the Revolving Facility; and

(2)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Loans; or

(B)	in the case of an Ancillary Facility provided under the Uncommitted Facility, both:

(1)	the Available Commitments relating to the Uncommitted Facility; and

(2)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Uncommitted Facility Loans.

(d)
If a Revolving Loan or Uncommitted Facility Loan (as applicable) is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment or Ancillary Participation (as applicable) shall be reduced to zero.

7.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment or Ancillary Participation applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this paragraph (a) of Clause 7.6:

"Revolving Outstandings" means, in relation to a Lender, the aggregate of the equivalent in EUR of (i) its participation in each Revolving Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided under the Revolving Facility by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender (or to its Affiliate) in respect of the Ancillary Facility).

"Total Revolving Outstandings" means the aggregate of all Revolving Outstandings.

(i)
If a notice is served under Clause 24.18 (Acceleration) (other than a notice declaring the Revolving Loans to be due on demand), each Lender and each Ancillary Lender shall adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility under the Revolving Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender's share in the Revolving Facility Commitments bears to the aggregate of the Revolving Facility Commitments, each as at the date the notice is served under Clause 24.18 (Acceleration).

(ii)
If an amount outstanding under an Ancillary Facility provided under the Revolving Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (i) above, then each Lender and each Ancillary Lender will make a further adjustment (by making or receiving  (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(b)
Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 7.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings.

(c)
Prior to the application of the provisions of paragraph (a)(i) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(d)	All calculations to be made pursuant to this Clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

7.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.8	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender.  In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment or Uncommitted Facility Participation (as applicable) is the amount set out opposite the relevant Lender's name in Part II of Schedule 1 (The Original Parties). For the purposes of calculating the Lender's Revolving Facility Commitment or Uncommitted Facility Participation (as applicable), the Lender's Revolving Facility Commitment or Uncommitted Facility Participation (as applicable) shall be reduced to the extent of the aggregate of the Ancillary Commitments or Ancillary Participations (as applicable) of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement by delivery to the Agent of a duly completed Affiliate Accession Undertaking.

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)
If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 26.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

7.10	Revolving Facility Commitment and Uncommitted Facility Participation amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times:

(a)	its Revolving Facility Commitment is not less than:

(i)	its Ancillary Commitment; or

(ii)	the Ancillary Commitment of its Affiliate; and

(b)	its Uncommitted Facility Participation is not less than:

(i)	its Ancillary Participation; or

(ii)	the Ancillary Participation of its Affiliate.

7.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7).  In such a case, Clause 39 (Amendments and Waivers) will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Revolving Loans and Uncommitted Facility Loans

(a)
Subject to paragraph (c) below, each Borrower which has drawn a Revolving Loan or an Uncommitted Facility Loan shall repay that Revolving Loan or Uncommitted Facility Loan, as applicable, on the last day of its Interest Period or, if earlier, in respect of the Uncommitted Facility Loan only, the Uncommitted Facility Termination Date.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Revolving Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Loan is due to be repaid by that Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Revolving Loan; and

(C)
the proportion borne by each Lender's participation in the maturing Revolving Loan to the amount of that maturing Revolving Loan is the same as the proportion borne by that Lender's participation in the new Revolving Loans to the aggregate amount of those new Revolving Loans, the aggregate amount of the new Revolving Loans shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Loan so that:

(D)	if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 32.1 (Payment to the Agent) in an amount in the relevant currency equal to that excess; and

(2)
each Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan and that Lender will not be required to make a payment under Clause 32.1 (Payment to the Agent) in respect of its participation in the new Revolving Loans; and

(E)	if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 32.1 (Payment to the Agent); and

(2)
each Lender will be required to make a payment under Clause 32.1 (Payment to the Agent) in respect of its participation in the new Revolving Loans only to the extent that its participation in the new Revolving Loans exceeds that Lender's participation in the maturing Revolving Loan and the remainder of that Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Loans then outstanding may be extended with the prior approval of the Majority Lenders to the last day of the Availability Period applicable to the Revolving Facility and will be treated as separate Loans (the "Separate Loans").

(d)
A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 5 Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)
The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

8.2	Extension option

(a)	Subject to the terms of this Clause 8.2, the Company may request by notice to the Agent (an "Extension Request") that the Termination Date will be extended:

(i)
to the fourth anniversary of the date of this Agreement (the "First Extended Termination Date") by giving notice to the Agent not less than 60 days (and not more than 90 days) before the date which is one year after the date of this Agreement; or

(ii)
to the fourth anniversary of the date of this Agreement (if the Termination Date had not been extended pursuant to paragraph (a)(i)) or to the fifth anniversary of the date of this Agreement (in each case, the "Second Extended Termination Date") by giving notice to the Agent not less than 60 days (and not more than 90 days) before the date which is two years after the date of this Agreement (whether or not the Company had requested an extension pursuant to paragraph (a)(i) above and whether or not any Lender had agreed to any such requested extension), provided that such Extension Request may only be made if:

(A)	the Termination Date is not extended beyond the Second Extended Termination Date; and

(B)	if on the date of such Extension Request:

(1)	no Event of Default is continuing or would result from the proposed extension; and

(2)	the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	A notice served by the Company pursuant to paragraph (a) of this Clause 8.2 above shall be irrevocable.

(c)	The Agent shall promptly notify each Lender of any such request.

(d)
Each Lender shall notify the Agent of its decision (which shall be in its sole discretion and which may include conditions such as the payment of an extension fee) whether or not to agree to the request made pursuant to paragraph (a)(i) or (a)(ii) above within 15 days after receiving such request (and, if any Lender has not notified the Agent of its acceptance of the request on or before such date, it shall be deemed to have refused such request). The Agent shall promptly notify the Company whether or not each Lender has agreed to the request.

(e)
Promptly following receipt of notification from the Agent pursuant to paragraph (d) above, the Company may elect by notice to the Agent to accept the extension offered by all the relevant Lender(s), in which case the Termination Date shall only be extended in relation to such Lender(s), provided that on the date of such extension:

(i)	no Event of Default is continuing or would result from the proposed extension; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(f)
If a Lender has not agreed to any Extension Request pursuant to this Clause 8.2, such Lender's Revolving Facility Commitment will terminate on the Termination Date applicable to it and its participation in any outstanding Loan shall be repaid in accordance with Clause 8.1 (Repayment of Revolving Loans and Uncommitted Facility Loans).

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender's participation has not been transferred pursuant to Clause 39.7 (Replacement of Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

9.2	Exit

(a)	For the purposes of this Clause 9.2:

"Change of Control" means any person or group of persons  (other than Alliance Data Systems Corporation, any of its wholly-owned Subsidiaries, or any group composed of the foregoing) acting in concert gains (direct or indirect) control of the Company.

For the purpose of the definition of "Change of Control" above:

(i)	"control" means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(3)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(B)
the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(ii)
"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

"Flotation" means a listing or issue of any part of the share capital or any equity or equity linked securities of the Company or any Holding Company of the Company (other than, for the avoidance of doubt, Alliance Data Systems Corporation) in or on Euronext Amsterdam or any subsidiary, affiliate, market or exchange associated with Euronext N.V. or any other exchange or market in any country.

(b)	Upon the occurrence of:

(i)	a Flotation;

(ii)	a Change of Control; or

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

no Lender shall have an obligation to participate in any further Utilisations (other than a Rollover Loan) and each Lender shall be entitled to require that all amounts payable under the Finance Documents by the Obligors to that Lender will become immediately due and payable and the Borrowers will immediately prepay or procure the prepayment of all Loans (including Rollover Loans) and Ancillary Outstandings provided by that Lender and the undrawn Commitments of that Lender will be immediately cancelled.

9.3	Disposal and Insurance Proceeds

(a)	For the purposes of this Clause 9.3 and Clause 9.4 (Application of mandatory prepayments and cancellations):

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the Net Proceeds by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

"Excluded Disposal Proceeds" means:

(i)	any Net Proceeds of any Disposal which are applied towards re-investment in the business of the Group within 12 months after receipt;

(ii)	any Net Proceeds of any Disposal permitted under Clause 23.15(b) (Disposals); or

(iii)
Disposal Proceeds which when aggregated with the Disposal Proceeds received in the same Financial Year of the Company (but excluding Disposal Proceeds under (i) above) does not exceed EUR 5,000,000 in such Financial Year.

"Excluded Insurance Proceeds" means:

(i)	any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(A)	to meet a third party claim;

(B)	to cover operating losses in respect of which the relevant insurance claim was made; or

(C)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 12 months, or such longer period as the Majority Lenders may agree) after receipt; or

(ii)
Insurance Proceeds which when aggregated with the Insurance Proceeds received in the same Financial Year of the Company (but excluding Insurance Proceeds under (i) above) does not exceed EUR 5,000,000 in such Financial Year.

"Insurance Proceeds" means the Net Proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds.

(b)
The Company shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 9.4 (Application of mandatory prepayments and cancellations):

(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds.

9.4	Application of mandatory prepayments and cancellations

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 9.3 (Disposal and Insurance) shall be applied in the following order:

(i)	first, in cancellation of Available Revolving Commitments (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably);

(ii)	second, in prepayment of Revolving Loans such that outstanding Revolving Loans shall be prepaid on a pro rata basis and cancellation of the corresponding Revolving Facility Commitments; and

(iii)	then, in:

(A)	repayment of the Ancillary Outstandings (and cancellation of corresponding Ancillary Commitments); and

(B)	cancellation of Ancillary Commitments

(on a pro rata basis) and cancellation, in each case, of the corresponding Revolving Facility Commitments.

(b)
Unless the Company makes an election under paragraph (c) below, the Borrowers shall prepay Loans relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

(c)
Subject to paragraph (d) below, the Company may elect that any prepayment under Clause 9.3 (Disposal and Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)
If the Company has made an election under paragraph (c) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

9.5	Voluntary cancellation

(a)
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 5,000,000) of the Available Revolving Facility or the Available Uncommitted Facility.

(b)	Each Lender may cancel its Available Uncommitted Facility at its sole discretion in whole or in part at any time.

(c)	Any cancellation under this Clause 9.5 shall reduce the Revolving Facility Commitment of the Lenders on a pro rata basis.

(d)	Any cancellation under this Clause 9.5 (other than under paragraph (b) above) shall reduce the Uncommitted Facility Participations of the Lenders on a pro rata basis.

9.6	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of that Loan by a minimum amount of EUR 1,000,000).

9.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs);

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations prepaid.

(d)
The Company may, in the circumstances set out in paragraph (a) above, on 5 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

9.8	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.9	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)
Unless a contrary indication appears in this Agreement, any part of the Revolving Facility or the Uncommitted Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.3 (Increase), no amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)
If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 5.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

(h)
Any prepayment of a Loan (other than a prepayment pursuant to Clause 9.1  (Illegality) or Clause 9.7 (Right of replacement or repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

10.2	Payment of interest

(a)
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)
If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(c)
If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a lower Margin should have applied during a certain period, then the amount necessary to put the relevant Borrower in the position it would have been in had the appropriate rate of the Margin been applied during such period, shall be deducted from the next following payment of interest due to be made by each such Borrower pursuant to paragraph (a) of this Clause, provided that the Lenders are also Original Lenders at that time.

10.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 11, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of 1 Month, 3 Months or 6 Months or any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date or the Uncommitted Facility Termination Date, as the case may be.

(d)	Any Revolving Loan and any Uncommitted Facility Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate:  If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)
Cost of funds:  If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Calculation of Reference Bank Rate

(a)
Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

12.3	Market disruption

If before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR and provided that such event is not only affecting one bank or financial institution in the relevant market, then Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.4	Cost of funds

(a)	If this Clause 12.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event within 3 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 12.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 12.4 applies pursuant to Clause 12.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

12.5	Notification to Company

If Clause 12.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

12.6	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)
The Company shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate of 35 per cent. per annum of the Margin on the unused and uncancelled amount of the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period applicable to the Revolving Facility, on the last day of the Availability Period applicable to the Revolving Facility and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)
No commitment fee is payable to the Agent (for the account of each Lender) on any Available Commitment of that Lender under the Revolving Facility for any day on which that Lender is a Defaulting Lender.

13.2	Arrangement fee

The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the security agent fee in the amount and at the times agreed in a Fee Letter.

13.5	Interest, commission and fees on Ancillary Facilities

The time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms, provided however the rate of interest shall be subject to Clause 10.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

"Borrower's Tax Jurisdiction" means, in relation to an Original Borrower, the jurisdiction in which that Original Borrower is incorporated.

"Exempt Lender" means, in relation to a Borrower, a Lender which is (other than by reason of being a Treaty Lender) able to receive interest from that Borrower without a Tax Deduction.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(a)	an Exempt Lender; or

(b)	a Treaty Lender.

"Tax Confirmation" means a confirmation from the Security Agent that the Original Lenders, any New Lender or any Accordion Acceding Lender (as the case may be) under this Agreement is a Qualifying Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax;

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment to be made by an Obligor under a Finance Document, other than a FATCA Deduction;

"Tax Payment" means either an increased payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity);

"Taxes Act" means any binding legislation of The Netherlands on the personal income tax and/or corporate income tax, as the case may be;

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the Borrower's Tax Jurisdiction through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the Borrower's Tax Jurisdiction which makes provision for a reduction or for full exemption from Tax imposed by that Borrower's Tax Jurisdiction on interest.

Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves the Finance Party entitled to such payment with an amount equal to the amount of the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor shall not be required to make an increased payment to a Finance Party under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the Borrower's Tax Jurisdiction, if and to the extent that on the date on which the payment is effected:

(i)
the payment could have been made to the relevant Finance Party without a Tax Deduction if the Finance Party had been a Qualifying Lender, but on that date that Finance Party is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Finance Party under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or concession of any relevant taxing authority; or

(ii)
the relevant Finance Party is a Qualifying Lender (except for those Qualifying Lenders that fall under paragraph (a) of the definition of Qualifying Lender) and the Obligor making the payment is able to demonstrate that the payment could have been made to the Finance Party without the Tax Deduction, or with a lower Tax Deduction, as the case may be, had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
As soon as reasonably practical after making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall make reasonable endeavours to deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	The Security Agent gives a Tax Confirmation with respect to (i) each Original Lender under this Agreement and (ii) any New Lender acceding to this Agreement.

14.3	Tax indemnity

(a)
The Company shall (within five Business Days of demand by the Agent) pay or procure payment to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of any sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net profits or income received or receivable (or any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration:

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 14 to any Party shall, at any time when such Party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.7	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased Costs

(a)
Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	for the avoidance of doubt, the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

(ii)	"CRD IV" means:

(A)
the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 ("CRR"); and

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from a Facility or an Ancillary Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)
attributable to the implementation or application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV (whether such implementation, application or compliance is by a government regulator, a Finance Party or one of its Affiliates (“Basel III/CRD IV Cost”), to the extent such Basel III/CRD IV Costs was not capable of being calculated by the Finance Party with sufficient accuracy prior to the date of this Agreement due to a lack of clarity or detail in Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV and/or related information from a banking regulator available on the date of this Agreement, and provided that the relevant Finance Party confirms in writing to the Company that it seeks to recover the equivalent of Basel III/CRD IV Costs to a similar extent from other similar borrowers under similar facilities and that it is actually implementing that policy in respect of similar facilities for similar borrowers (provided that similarity in this respect is determined by that Finance Party on the basis of all aspects of the relationship between that Finance Party and its clients).

(b)	In this Clause 15.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party and the Arrangers to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party and the Arrangers against any cost, loss or liability incurred by that Secured Party or Arrangers as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

16.3	Indemnity to the Agent

The Company shall within 5 Business Days indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

16.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent against any cost, loss or liability incurred by it as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 18 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)
acting as Security Agent under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise than, in each case, by reason of the Security Agent's gross negligence or wilful misconduct).

(b)
The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a right of pledge on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including, but not limited to, pre-agreed legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent's ongoing costs

In the event of (i) the occurrence of a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

18.4	Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to each Secured Party and the Arrangers the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party and the Arrangers in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally by way of an independent guarantee (onafhankelijke garantie):

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor intent

Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.

19.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

19.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Dutch guarantee limitations

The guarantee, indemnity and other obligations of any Guarantor incorporated in The Netherlands under this Clause 19 shall be deemed not to be assumed by such Guarantor to the extent that and for as long as the same constitutes unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.

19.12	Limitations for German Guarantors

(a)
To the extent that the guarantee created under this Clause 19 (the "Guarantee") is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (each a "German Guarantor") and the Guarantee of the German Guarantor guarantees amounts which are owed by direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor), the Guarantee of the German Guarantor shall be subject to certain limitations as set out in paragraph (c) below. In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.

(b)	The provisions set out in this Clause 19 shall not apply to, or as the case may be, shall not apply where:

(i)
any amounts which correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries to the extent that any such amount is still outstanding at the time the demand under the Guarantee is made against such German Guarantor or other financial accommodation made available to, or bank guarantees issued for the benefit of creditors of, such German Guarantor or a Subsidiary of such Guarantor by a Finance Party under the Finance Documents;

(ii)
any amounts payable under the Guarantee at any time when a domination and/or profit and loss transfer agreement (in accordance with Section 291 of the German Stock Corporation Act (Aktiengesetz)) (Beherrschungs- und Gewinnabführungsvertrag) is or becomes effective between the relevant German Guarantor and any direct or indirect shareholder of that German Guarantor or Subsidiary of such shareholder as dominating entity (beherrschendes Unternehmen) other than where despite the existence of such domination and/or profit and loss transfer agreement there would be a violation of Sections 30 or 31 of the German Limited Liability Company Act (GmbHG);

(iii)
on the date at which a demand is made against the relevant German Guarantor or enforcement is sought under this Agreement, the relevant German Guarantor (and/or in the case of a GmbH & Co. KG, of its general partner) has a fully recoverable claim for consideration or refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its shareholder pursuant to section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) as interpreted by German courts; or

(iv)
for any reason not mentioned in paragraph (i) to (iii) above (including, but not limited to any change in law), such limitations are no (longer) required in order to protect the managing directors (or any of them) of any German Guarantor (and/or in the case of a GmbH & Co. KG, of its general partner) against any personal or criminal liability as a consequence of a potential violation of Sections 30 or 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(c)
To the extent that the demand under the Guarantee against a German Guarantor is made in respect of amounts in relation to which the conditions pursuant to paragraph (a) above are fulfilled and to which paragraph (b) does not apply, the relevant German Guarantor's liability shall be limited as follows:

(i)
subject to paragraphs (iii) and (iv) below, each Finance Party shall not be entitled to enforce the Guarantee to the extent that the German Guarantor is able to demonstrate that such enforcement has the effect of:

(A)	reducing the German Guarantor's net assets (Nettovermögen) (the "Net Assets") to an amount less than its stated share capital (Stammkapital); or

(B)	(if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

and thereby contravenes the obligatory preservation of its stated share capital according to Sections 30 or 31 of the German Limited Liabilities Company Act ("GmbHG");

(ii)
the value of the Net Assets shall be determined in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch) consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to Section 42 GmbH-Act, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years (subject to any permitted change in the Accounting Principles), save that:

(A)
the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the original date of this Agreement without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) shall be deducted from the relevant stated share capital;

(B)
loans provided to the relevant German Guarantor by any member of the Group shall be disregarded as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of such German Guarantor; and

(C)	loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded;

(iii)
the limitations set out in sub-paragraph (i) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Agent within 10 Business Days following the Agent's demand under the Guarantee to what extent the demanded payment fulfils the conditions pursuant to paragraph (a) above and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the "Management Determination");

(iv)
if the Agent (acting on behalf of the Finance Parties) disagrees with the Management Determination, the Agent shall nevertheless be entitled to enforce the Guarantee up to such amount which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (iii) above. In relation to the amount which is disputed, the Agent and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 30 calendar days from the date the Agent has contested the Management Determination of the value of available Net Assets (the "Auditor's Determination"). If the Agent and the German Guarantor do not agree on the appointment of a joint auditor within 10 Business Days from the date the Agent (acting on behalf of the Finance Parties) has disputed the Management Determination, the Agent shall be entitled to appoint an auditor of international standing and reputation in its reasonable discretion. The amount determined as available in the Auditor's Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor's Determination shall be borne by the Company;

(v)
if, and to the extent that, the Guarantee has been enforced without regard to the limitation set forth in paragraph (i) above because (A) the Management Determination was not delivered within the relevant time frame or (B) the amount of the available Net Assets calculated pursuant to the Auditor's Determination is lower than the amount stated in the Management Determination, the Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay without undue delay any amount (if and to the extent already paid to the Finance Parties) in the case of (A) above, which is necessary to maintain such German Guarantor's stated share capital (Stammkapital), and in the case of (B) above up to and including the amount calculated in the Auditor's Determination calculated as of the date the demand under the Guarantee was made and in accordance with paragraphs (i) and (ii) above, provided such demand for repayment is made to the Agent within 3 months (Ausschlussfrist) from the date the Guarantee was enforced;

(vi)
if pursuant to the Auditor's Determination the amount of the available Net Assets is higher than that set out in the Management Determination, the relevant German Guarantor shall pay such amount to the Finance Parties within 10 Business Days upon request of the Agent (on behalf of the Finance Parties);

(vii)
if the German Guarantor intends to demonstrate that the enforcement of the Guarantee has led to one of the effects referred to in paragraph (i) above, then the German Guarantor shall realise at arm's length terms to the extent necessary to satisfy the amounts demanded under this Guarantee any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which is significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor's business (nicht betriebsnotwendig); and

(viii)
the limitation set out in sub-paragraph (i) above does not affect the right of the Finance Parties to claim any outstanding amount again at a later point in time if and to the extent that sub-paragraph (i) above would allow this at that later point until the full satisfaction of the claims guaranteed.

This Clause 19.12 shall apply mutatis mutandis if the Guarantee is granted by a German Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such German Guarantor.

19.13	Waivers and exclusions

(a)
Each Guarantor hereby irrevocably and unconditionally waives (doet afstand van) any rights it has under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to articles 3:233, 3:234, 6:139 and, to the extent relevant in view of paragraph (b) up to and including (h) below, 6:154 of the Dutch Civil Code.

(b)
None of the Guarantors shall have a right of recourse (regres) nor shall it subrogate (subrogeren) in any rights in respect of the guarantee granted by it pursuant to this Clause 19 and/or any of the Transaction Security granted by it.

(c)
To the extent the provisions of paragraph (b) are not effective under Dutch law, each Guarantor hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance (bij voorbaat), any and all rights of recourse (regres) to which it is or may become entitled and any and all rights in which it is or may be subrogated (gesubrogeerd), in each case as a result of any enforcement of the guarantee provided by it pursuant to this Clause 19 and/or the Transaction Security granted by it, which waivers are accepted by each other Obligor by its execution of this Agreement or an Accession Letter (as applicable).

(d)
The waivers set out in this Clause constitute irrevocable third party stipulations for nil consideration (derdenbeding om niet) within the meaning of article 6:253 paragraph 4 of the Dutch Civil Code for the benefit of the Obligors.

(e)
To the extent the waivers set out in paragraph (c) are not enforceable in whole or in part in respect of a Guarantor, such Guarantor hereby agrees with each other Obligor, that it will have a contractual right of recourse (regres) against each such Obligor in case of any enforcement of the guarantee provided by it pursuant to this Clause 19 and/or the Transaction Security granted by it in each case up to the same amount such Guarantor may have against such other Obligor pursuant to any statutory right of recourse in case of such enforcement of the guarantee provided by it pursuant to this Clause 19 and/or the Transaction Security granted by it and in respect of which the waivers set out in paragraph (c) are not enforceable in whole or in part.

(f)
To the extent the waivers set out in paragraph (c) are not enforceable in whole or in part in respect of a Guarantor, any and all statutory and contractual rights of recourse (regres) to which such Guarantor is or may become entitled, including but not limited to the contractual rights of recourse (regres) pursuant to paragraph (e), and any and all rights in which such Guarantor is or may be subrogated (gesubrogeerd), in each case as a result of any enforcement of  the the guarantee provided by it pursuant to this Clause 19 and/or the Transaction Security granted by it, are hereby pledged to the Security Agent by way of a disclosed pledge, which rights of pledge are hereby accepted by the Security Agent.

(g)	By its execution of this Agreement or an Accession Letter (as applicable), each Obligor confirms that is has been notified of the rights of pledge created pursuant to paragraph (f). In addition to the preceding sentence and to the extent necessary, each Guarantor shall forthwith upon first request of the Security Agent notify each other Obligor of the rights of pledge created hereby by sending a notification (mededeling) to such Obligor in a form satisfactory to the Security Agent. The Security Agent shall be entitled to notify the Obligors at any time of the right of pledge created pursuant to paragraph (f).

(h)
To the extent the waivers set out in paragraph (c) are not enforceable in whole or in part and the rights of pledge referred to in paragraph (f) cannot be validly created, any and all rights of recourse (regres) to which any Guarantor is or may become entitled and any and all rights in which any Guarantor is or may be subrogated (gesubrogeerd), in each case as a result of any enforcement of the guarantee provided by it pursuant to this Clause 19 and/or the Transaction Security granted by it are hereby subordinated (achtergesteld) to all claims of the Secured Parties under and pursuant to the Finance Documents, both in and outside bankruptcy (faillissement).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1	Status

(a)
It is a corporation, a limited liability company or a partnership with limited liability, duly incorporated or, in the case of a partnership, and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 5 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets, in each case to the extent it has a Material Adverse Effect.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 5.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors):

(a)	the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

20.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 24.8 (Creditors' process),

has been taken or, to the knowledge of the Company, threatened in relation to it and none of the circumstances described in Clause  24.6 (Insolvency) applies to it.

20.8	No filing or stamp taxes

Under the law of each Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than a filing of the Security Documents listed in Part I of Schedule 2 (Conditions precedent) under 3(a)(i) and 3(a)(iv) with the Dutch tax authorities.

20.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

20.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

20.11	No misleading information

(a)
The financial model contained in the Base Case Model has been prepared on the basis of recent historical information, are fair and based on reasonable assumptions that, in the opinion of the Company were reasonable at the time they were made.

(b)
All other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant Financial Year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date on which its Original Financial Statements are stated to have been prepared.

20.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against any member of the Group (or against the directors of any member of the Group).

20.14	No breach of laws

(a)	It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it which have or are reasonably likely to have a Material Adverse Effect.

20.15	Environmental compliance

Each Obligor has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.16	Environmental claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any Obligor where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

20.17	Taxation

(a)
It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	It is not overdue in the filing of any Tax returns where failure to do so might reasonably be expected to have a Material Adverse Effect.

(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes, which has or is reasonably likely to have a Material Adverse Effect.

20.18	Anti-corruption and anti-money laundering laws

It has conducted its business in compliance with applicable anti-corruption and anti-money laundering laws.

20.19	Sanctions

(a)	Neither it nor any other member of the Group nor any of their respective directors or officers or (to the best of its knowledge, after having made due and careful enquiry) employees:

(i)	is a Restricted Party;

(ii)	has violated or is violating any applicable Sanctions;

(iii)
is directly or indirectly engaging in or has directly or indirectly engaged in any activity with a Restricted Party or in any other activity that may result in any person becoming a subject of Sanctions; or

(iv)	is subject to any claim, proceeding, formal investigation or formal notice with respect to Sanctions.

(b)
The representations in paragraph (a) above shall apply to any Party resident in any member state of the European Union only to the extent it would not cause the Party to violate or expose it or any of its subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96) or EU regulation (EU) 2018/1100).

(c)
The representation in this Clause 20.19 (Sanctions), shall apply to any Obligor that qualifies as a resident party domiciled in the Federal Republic of Germany (Inländer) within the meaning of Section 2 Paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) only if and to the extent that giving or complying with such representation and/or undertaking does not result in (i) any violation of, conflict with or liability under Council Regulation No (EC) 2271/96 (or any implementing law or regulation in any member state of the European Union or the United Kingdom) or (ii) any violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or a similar anti-boycott statute or regulation.

(d)
For a Finance Party that qualifies as a resident party domiciled in the Federal republic of Germany (Inländer) within the meaning of sectiont. 2 paragraph 15 German Foreign trade Act (Außenwirtschaftsgesetz) and that notifies the Agent that it is to be regarded as a "Non-Eligible Finance Party" for this purpose (each a "Non-Eligible Finance Party"), this Clause 20.19 (Sanctions) shall only apply for the benefit of that Non-Eligible Finance Party to the extent that such application does not result in any violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation.

(e)
In connection with any amendment, waiver, determination or direction relating to any part of this Clause 20.19 (Sanctions) of which a Non-Eligible Finance Party does not have the benefit, the Commitments of that Non-Eligible Finance Party will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders or Lenders has been made.

20.20	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 23.14 (Negative Pledge).

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted under Clause 23.19 (Indebtedness).

20.21	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

20.22	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.23	Legal and beneficial owner

It is the absolute legal owner and beneficial owner of the assets subject to the Transaction Security.

20.24	Intellectual Property

It:

(a)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

20.25	Group Structure

The Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate.

20.26	Accounting reference date

The accounting reference date of each member of the Group is 31 December.

20.27	Centre of main interests and establishments

It has its' "centre of main interests" (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the "Regulation") in the jurisdiction of its incorporation and it has no “establishment” (as that term is used in article 2(10) of the Regulation) in any other jurisdiction.

20.28	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

20.29	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request, the date of the proposed utilization and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year; and

(b)	as soon as the same become available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that period.

21.2	Compliance Certificate

(a)
The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or, with respect to each second Financial Quarter and each fourth Financial Quarter in a Financial Year, (b) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenant) as at the date at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one or more directors of the Company.

21.3	Requirements as to financial statements

(a)
The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) includes a balance sheet, profit and loss account and cashflow statement of the Group and, with respect to each set of financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements), also a pro forma guarantor cover calculation of the EBITDA of the Obligors (calculated on an unconsolidated basis and excluding intra-Group items) as a percentage of the consolidated EBITDA of the Group, in each case, in a form agreed between the Agent (acting on the instructions of the Lenders) and the Company.

(b)
The Company shall procure that each set of the financial statements delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements) shall be audited by the Company's auditors and accompanied by an unqualified opinion by such auditors.

(c)	Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be:

(i)	certified by a director of the Company as fairly representing its financial condition as at the date at which those financial statements were drawn up; and

(ii)	accompanied by a statement by a director of the Company comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group.

(d)	The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using the Accounting Principles.

(e)
(i)
The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using the Accounting Principles and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles or the accounting practices or reference periods, and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)
a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenant) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

(ii)	If the Company notifies the Agent of a change in accordance with paragraph (i) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to "those financial statements" shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Budget

(a)
The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not later than 15 days before the start of each of its Financial Years, an annual consolidated Budget for that Financial Year.

(b)	The Company shall ensure that each Budget:

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss and cashflow statement for the Group and projected financial covenant calculations; and

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Company.

(c)
If the Company updates or changes the Budget, it shall within not more than 20 days of the update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Presentations

Once every Financial Year (or more frequently if requested to do so by the Agent if an Event of Default is continuing), at least one director of the Company (whom shall be either the chief executive officer or the chief financial officer) must give a presentation to the Finance Parties (by way of bilateral meetings or an all Lenders meeting, at the discretion of the Company) about the on-going business and financial performance of the Group and any other relevant matter.

21.6	Year-end

The Company shall not change its Accounting Reference Date.

21.7	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company to its creditors generally;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect, or which would involve a liability or a potential or alleged liability, exceeding EUR 5,000,000 (excluding any frivolous or vexatious proceedings which are discharged within 30 days);

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(d)	promptly, such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice.

21.8	Notification of default

(a)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.9	Direct electronic delivery by Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 35.6 (Electronic communication) to the extent that Lender, the Agent and the Company agree to this method of delivery.

21.10	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor, the composition of the shareholders of an Obligor or any shareholder obtaining more than25 % of the shares in an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.11	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

22.	FINANCIAL COVENANT

22.1	Financial definitions

In this Clause 22:

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(g)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(h)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above.

"EBIT" means, in respect of any Relevant Period, the consolidated operating profit (excluding (for the avoidance of doubt) any profits generated as a result of leases or hire purchase contracts not being treated as Financial Leases as per the definition of ''Finance Lease'') of the Group before taxation after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests.

"EBITDA" means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period) before taking into account any Exceptional Items provided that the aggregate amount of Exceptional Items in respect of any Relevant Period that may be so taken into account for the purpose of calculating EBITDA may not exceed the higher of:

(a)	10 per cent. of EBITDA before Exceptional Items; and

(b)	EUR 5,000,000 (or its equivalent).

"Exceptional Items" means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(c)	disposals of assets associated with discontinued operations.

"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019, have been treated as an operating lease).

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 31 December in each year.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means each period of twelve months ending on the last day of the Company's Financial Year and each period of twelve months ending on 30 June of a Financial Year.

"Senior Net Leverage" means, in respect of any Relevant Period, the ratio of Senior Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

"Senior Total Net Debt" means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any amount outstanding under any Subordinated Shareholder Loans;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments,

and so that no amount shall be included or excluded more than once.

22.2	Financial condition

The Company shall ensure that Senior Net Leverage shall not exceed:

(i)	in respect of the first Relevant Period ending after a Permitted Acquisition, 3.00:1.00;

(ii)	in respect of the second Relevant Period ending after a Permitted Acquisition, 2.75:1.00; and

(iii)	in respect of any other Relevant Period, 2.50:1.00.

22.3	Financial testing

The financial covenant set out in Clause 22.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate).

22.4	Equity cure

(a)
Subject to paragraphs (b) to and including (d) below, the Company may elect to use the net proceeds received by it in cash of any New Equity and/or Subordinated Shareholder Loan (the "Equity Cure Amount") to remedy non-compliance with the requirement set out in Clause 22.2 (Financial condition) by electing to deduct the Equity Cure Amount required to remedy that non-compliance from Senior Total Net Debt in the manner set out in paragraph (d) below.

(b)	The Equity Cure Amount may only be taken into account to remedy non-compliance with the requirement set out in Clause 22.2 (Financial condition) if each of the following conditions is satisfied:

(i)
the Company elects to apply the proceeds as a remedy before the date which is 20 Business Days after the date of delivery of the Compliance Certificate relating to the financial statements for the Relevant Period to which the non-compliance relates;

(ii)
the election is made by written notice of the Company (signed by a director) to the Agent (the "Election Notice") and certifies the Equity Cure Amount received in cash by the Company and specifies the Relevant Period in respect of which it is to be taken into account; and

(iii)
the Election Notice is accompanied by a revised Compliance Certificate showing compliance with the requirement as set out in Clause 22.2 (Financial condition) after taking into account the Equity Cure Amount used to remedy that non-compliance.

(c)	The Company may not, other than with the prior written consent of all the Lenders, make an election pursuant to paragraph (a) above:

(i)	in two consecutive Relevant Periods; and

(ii)	more than twice (or, in case of the exercise of the extension option pursuant to Clause 8.2 (Extension option), three times) after the date of this Agreement.

(d)
For the purposes of this Clause 22, the Equity Cure Amount shall, solely for the purpose of testing the financial covenant, be deemed to be applied such that Senior Total Net Debt as at the last day for the Relevant Period shall be reduced by the Equity Cure Amount provided that for each subsequent Relevant Period, Senior Total Net Debt shall be calculated on the basis of the actual Senior Total Net Debt as at the end of such subsequent Relevant Period.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply copies certified by the directors of the Company to the Agent of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to:

(i)	enable it to perform its obligations under the Finance Documents; and

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

23.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

23.4	Environmental Claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim that has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

23.5	Anti-corruption law

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

23.6	Taxation

Each Obligor shall (and the Company shall ensure that each other member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

23.7	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (which shall include, for the avoidance of doubt, any change to the nature of an Obligor's legal personality, status or company type) except transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms.

23.8	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

23.9	Acquisitions

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)
an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a disposal permitted under Clause 23.15 (Disposals);

(ii)
an acquisition (not being an acquisition by the Company) of (x) any part of the issued share capital and voting rights of a limited liability company or (y) a business or undertaking carried on as a going concern (each an "Acquisition Target"), but only if:

(A)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(B)	the Acquisition Target is mainly engaged in a business similar or complementary to that of an existing member of the Group;

(C)
if the aggregate of (i) the equity value of the Acquisition Target (assuming at all times for this purposes 100% of the issued share capital is being acquired), (ii) associated costs and expenses for the relevant acquisition and (iii) any Financial Indebtedness (net of cash) remaining in the Acquisition Target (assuming at all times for this purposes 100% of the issued share capital is being acquired) (together the "Enterprise Value") at the date of acquisition does not exceed EUR 30,000,000 and when aggregated with the Enterprise Value for any other acquisition permitted under this Clause 23.9 at the time of acquisition does not in any Financial Year of the Company exceed in aggregate EUR 50,000,000 or its equivalent; and

(D)
a director of the Company certifies that Acquisition Target is projected to have positive earnings before interest, tax, depreciation and amortisation (calculated on a consolidated basis (if applicable) and on the same basis as EBITDA) for the twelve Month period starting on the first day of the next Month after the closing date for the acquisition, such an acquisition under (b)(ii), a ''Permitted Acquisition''.

23.10	Joint Ventures

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)
Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture if such transaction is an acquisition permitted under Clause 23.9 (Acquisitions). For purposes of this Clause, the test specified in Clause 23.9 (b)(ii)(C) shall be applied based on the actual percentage interest in the share capital of the Joint Venture being acquired by the relevant member of the Group.

23.11	Holding Companies

The Company shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)
ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security to the extent so required by the terms of the Finance Documents;

(c)	any liabilities under the Finance Documents to which it is a party;

(d)	taxes, professional fees and administration costs in the ordinary course of business as a holding company;

(e)	ownership of assets and incurrence of liabilities specifically permitted under the Finance Documents; and

(f)	de minimis activities that do not, in any material manner, adversely affect the rights, remedies, power or privileges of the Finance Parties under the Finance Documents.

23.12	Preservation of Assets

Each Obligor shall, and the Company shall ensure that each other member of the Group will, maintain and preserve all of its assets that are necessary for the conduct of its business, as conducted at the date of this Agreement, in good working order and condition, ordinary wear and tear excepted.

23.13	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.14	Negative pledge

In this Clause 23.14, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security (or as the case may be) Quasi-Security, listed below:

(i)	the Existing Security;

(ii)	any netting or set-off arrangement entered into, or Security granted by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(vi)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(vii)	the Transaction Security;

(viii)
any Security or Quasi-Security arising under any retention of title extended retention of title (verlängerter Eigentumsvorbehalt), hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)	any Security or Quasi-Security entered into by any member of the Group in the ordinary course of its banking arrangements pursuant to the general banking conditions (algemene bankvoorwaarden);

(x)
any lien arising under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in Germany with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(xi)	any Security or Quasi-Security securing indebtedness permitted under (b)(ii), (b)(vii), (b)(iv), and (b)(xi) of Clause 23.19 (Indebtedness);

(xii)
any Security over rental deposits placed by a member of the Group with a lessor of such member of the Group pursuant to a property lease entered into in the ordinary course of business and any landlord's pledge arising by operation of law under a lease in favour of the relevant third party landlord;

(xiii)	any landlord's pledge (Vermieterpfandrecht) or warehouse keeper's pledge (Lagerhalterpfandrecht), in each case arising arising by operation of German law;

(xiv)
any Security or Quasi-Security given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); or

(xv)
any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (x) above) does not exceed EUR 1,000,000 (or its equivalent in another currency or currencies).

23.15	Disposals

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of stock in trade made in the ordinary course of trading and on arm's length terms of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if:

(A)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(B)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(C)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(iv)	for cash on arm's length terms of any obsolete assets not required for the efficient operation of the business of the Group by any member of the Group;

(v)	of cash where that disposal is not otherwise prohibited by the Finance Documents;

(vi)
on a non-recourse basis by an Obligor of any receivable it has on any of its trade debtors arising in the ordinary course of trading to a financial institution under any supply chain financing programme (or similar arrangement) entered into between the relevant financial institution, the Obligor and the relevant trade debtor, provided that any such supply chain financing programme (or similar arrangement) is entered into on arm's length and normal commercial terms and in the ordinary course of trading activities of such Obligor and where such programme or arrangement has the benefit of off-balance sheet treatment; or

(vii)
where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (vi) above) does not exceed EUR 5,000,000 (or its equivalent in another currency or currencies) in any Financial Year.

23.16	Arm's length basis

(a)	No Obligor shall (and the Company shall ensure no other member of the Group will) enter into any transaction with any person except on not less than arm's length terms and for full market value.

(b)	The following transactions shall not be a breach of paragraph (a) of this Clause 23.16 (Arm's length basis):

(i)	loans referred to in paragraph (b)(ii) and (b)(iii) of Clause 23.17 (Loans and Guarantees); and

(ii)	any sale, lease, transfer or other disposal referred to in paragraph (b)(iii) of Clause 23.14 (Disposal).

23.17	Loans and Guarantees

(a)
No Obligor shall and the Company shall ensure that no other member of the Group will make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above shall not apply to any:

(i)
any trade credit extended by any member of the Group to its customers or suppliers on normal commercial terms and any advance payment made in relation to capital expenditure, in each case in the ordinary course of its trading activities;

(ii)	loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(iii)
loan and (credit replacing) guarantees made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans or (credit replacing) guarantees does not exceed EUR 12,500,000 (or its equivalent in another currency) at any time;

(iv)	guarantees from the Company to debtors of any Permitted Financial Indebtedness;

(v)	liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(vi)	liability arising as a result of members of the Group and ADS Apollo Holdings B.V. forming part of a fiscal unity (fiscale eenheid);

(vii)
any bank guarantee guaranteeing performance by a member of the Group under any rental agreement in relation to office space of a member of the Group and/or under any tax representation agreement  in an aggregate amount not exceeding EUR 500,000 (or its equivalent) at any time;

(viii)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(ix)	loans, credit, guarantees or indemnities as permitted or required under the terms of the Finance Documents;

(x)	any loan to a direct or indirect shareholder of the Company if:

(A)	no Event of Default is continuing or would occur immediately after the provision of such loan; and

(B)	Senior Net Leverage:

(1)	in respect of the most recently ended Relevant Period at the time that loan is made, does not exceed 2.50:1.00; and

(2)	will not exceed 2.50:1.00 immediately after that loan is made; and

(xi)	any loan (not permitted by the preceding paragraphs) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed EUR 5,000,000 (or its equivalent) at any time.

23.18	Dividends

(a)
No Obligor shall and the Company shall ensure that no other member of the Group will pay, make or declare any dividend or other distribution (including the granting of loans to a direct or indirect shareholder) in respect on or in respect of its share capital or redeem or purchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	the declaration and payment of a dividend to the Company or any of its wholly-owned Subsidiaries; and

(ii)	any dividend payment or other action otherwise prohibited by paragraph (a) if:

(A)	no Event of Default is continuing or would occur immediately after such payment or other action; and

(B)	Senior Net Leverage:

(1)	in respect of the most recently ended Relevant Period at the time of that payment or other action is made, does not exceed 2.50:1.00; and

(2)	will not exceed 2.50:1.00 immediately after that payment or other action.

23.19	Indebtedness

(a)
The Company shall ensure that no other member of the Group shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness:

(i)	arising as a consequence of:

(A)	extending any payment terms with its creditors or suppliers on normal commercial terms;

(B)	any repurchase or purchase obligation;

(C)	tax liabilities; or

(D)
one or more of its trade creditors selling its claim on any member of the Group to a Lender (or an Affiliate of a Lender) under any supply chain financing programme entered into between the relevant Lender (or Affiliate of a Lender), member of the Group and the relevant trade creditor pursuant to which such trade payable is replaced by Financial Indebtedness incurred under such supply chain finance programme, provided that:

(1)
the amount of Financial Indebtedness incurred by the relevant members of the Group in doing so, when aggregated with any financing costs relating thereto, does not exceed (x) the amount of the sold trade payables and (y) in the case of members of the Group which are not Obligors, EUR 2,500,000 (or its equivalent) at any time;

(2)	any such Financial Indebtedness does not have the benefit of any Security granted by any member of the Group; and

(3)	any such supply chain financing programme is entered into on normal commercial terms,

in each case, in the ordinary course of its trading activities;

(ii)	arising under operational leases of vehicles, real estate, equipment or computer hardware (if these qualify as Financial Indebtedness);

(iii)	the Existing Financial Indebtedness;

(iv)	arising under the Finance Documents;

(v)	arising under any Subordinated Shareholder Loan Agreement;

(vi)	arising under local credit facilities up to an amount of in aggregate EUR 10,000,000;

(vii)	arising in current account with ADS Apollo Holdings B.V. in connection with taxes paid by ADS Apollo Holdings B.V. on behalf of a member of the Group;

(viii)
of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(ix)	permitted under Clause 23.17(b)(ii) or (iii); and

(x)	not permitted by the preceding paragraphs and the outstanding amount of which does not exceed EUR 5,000,000 (or its equivalent) in aggregate for the Group at any time.

23.20	Subordinated Shareholder Loans

(a)	Except as permitted under sub-clause (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Subordinated Shareholder Loan;

(ii)	pay any interest or any other amounts payable in connection with any Subordinated Shareholder Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Subordinated Shareholder Loan.

(b)	Paragraph (a) above, does not apply to:

(i)	any payment, repayment or prepayment of any principal amount (or capitalised interest) or interest outstanding under any Subordinated Shareholder Loan if:

(A)	no Event of Default is continuing or would occur immediately after the making of that payment, repayment or prepayment; and

(B)	Senior Net Leverage:

(1)	in respect of the most recently ended Relevant Period at the time that payment, repayment or prepayment is made, does not exceed 2.50:1.00; and

(2)	will not exceed 2.50:1.00 immediately after the making of that payment, repayment or prepayment.

23.21	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

23.22	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are funded to the extent required by applicable law and regulations where failure to do so would be reasonably likely to have a Material Adverse Effect.

23.23	Access

(a)
If an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each member of the Group will, permit the Security Agent and each Finance Party and/or accountants or other professional advisers and contractors of the Security Agent and any Finance Party free access at all reasonable times at the risk and costs of the Obligors or the Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with management of the Company.

(b)
If there is no Event of Default continuing, each Obligor and the Company will permit the Security Agent and each Finance Party and/or accountants or other professional advisors and contractors of the Finance Parties free access during business hours and on reasonable notice at the risk and costs of the Finance Parties to a) the premises, assets, books, accounts and records of the Obligors and b) meet and discuss matters with senior management of the Group, in each case in order to evaluate any assets over which security has been granted under the Finance Documents and to the extent required to comply with any law or regulation or the Finance Parties' applicable policies.

23.24	Qualified management

The Company must ensure that there is in place in respect of each Obligor qualified management with appropriate skills.

23.25	Intellectual Property

Each member of the Group shall and the Company shall procure that each Obligor will:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

23.26	Group bank accounts

The Company shall use its reasonable efforts that all bank accounts of the Obligors shall be opened and maintained with a Finance Party (or an Affiliate of a Finance Party), and are subject to valid Security under the Security Documents (except for escrow accounts opened and used exclusively for the benefit of employees in order to comply with section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV)).

23.27	Treasury Transactions

No member of the Group shall enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements; and

(b)
spot and forward delivery foreign exchange contracts (including currency hedging transactions) entered into with a Finance Party (to the extent practically possible and provided by such Finance Party on market standard terms) in the ordinary course of business and not for speculative purposes.

23.28	Guarantors

The Company shall ensure that any Subsidiary of the Company not incorporated in Brazil, China, Mexico, South Korea or Russian Federation which has during any two consecutive Relevant Periods (twenty-four (24) months) (for the first time being tested on the basis of the audited annual consolidated financial statements of 2020 as provided in accordance with Clause 21.1(a)) 21.1 (Financial statements) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA as defined in Clause 22.1 (Financial definitions)) representing 10 per cent. or more of EBITDA (as defined in Clause 22.1 (Financial definitions) of the Group (calculated on a consolidated basis), becomes an Additional Guarantor in accordance with Clause 26.4 (Additional Guarantors) within 60 days after the last day of those Relevant Periods.

23.29	Further assurance

(a)
Each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor shall (and the Company shall procure that each other member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.30	Positive pledge

After an Event of Default which is continuing, upon request of the Agent (acting on the instructions of the Majority Lenders), each Obligor shall pledge, charge, assign or otherwise secure any of its assets (to the extent not already subject to Transaction Security) in favour of the Security Agent and the other Finance Parties as security for amounts that are or may become owing under the Finance Documents in form and substance reasonably satisfactory to the Agent and the Security Agent.

23.31	Sanctions

(a)	No Obligor shall (and the Company shall procure that no other member of the Group nor, in relation to paragraphs (ii) to (v) below, any of their respective directors, officers or employees will):

(i)
request any Utilisation or use, lend, contribute or otherwise make available the proceeds of any Utilisation or any other transaction contemplated by a Finance Document to any person directly or indirectly:

(A)	to fund or support any trade, business or other activities of or with any Restricted Party; or

(B)	in any manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party;

(ii)
use any revenue or benefit derived from any activity or dealing with a Restricted Party or from any action which is in breach of any Sanctions in discharging any obligation due under or in connection with any Finance Document;

(iii)
procure or permit that proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party (or any of its Affiliates) in its name or in the name of any other member of the Group;

(iv)
directly or indirectly engage in any activity, transaction or conduct that results or is reasonably likely to result in any party being in breach of any Sanctions or becoming a person subject to Sanctions; or

(v)
directly or indirectly engage in any activity, transaction or conduct that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, in whole or in part, any Sanctions.

(b)
Each Obligor shall (and the Company shall procure that each other member of the Group will), to the extent permitted by law and promptly upon becoming aware of them, supply to the Agent details of any claim, proceeding, formal notice or formal investigation against it or any other member of the Group with respect to Sanctions.

(c)	Each Obligor shall (and the Company shall procure that each other member of the Group will) take all measures to ensure compliance with Sanctions.

(d)
The undertakings in this Clause 23.30 (Sanctions) shall apply to any member of the Group resident in any member state of the European Union only to the extent it would not cause the Company or any member of the Group to violate or expose it or any of its subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96) or EU regulation (EU) 2018/1100).

(e)
The undertakings in this Clause 23.31 (Sanctions), shall apply to any Obligor that qualifies as a resident party domiciled in the Federal Republic of Germany (Inländer) within the meaning of Section 2 Paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) only if and to the extent that giving or complying with such representation and/or undertaking does not result in (i) any violation of, conflict with or liability under Council Regulation No (EC) 2271/96 (or any implementing law or regulation in any member state of the European Union or the United Kingdom) or (ii) any violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or a similar anti-boycott statute or regulation.

(f)
For a Finance Party that qualifies as a resident party domiciled in the Federal republic of Germany (Inländer) within the meaning of sectiont. 2 paragraph 15 German Foreign trade Act (Außenwirtschaftsgesetz) and that notifies the Agent that it is to be regarded as a "Non-Eligible Finance Party" for this purpose (each a "Non-Eligible Finance Party"), this Clause 23.31 (Sanctions) shall only apply for the benefit of that Non-Eligible Finance Party to the extent that such application does not result in any violation of, or conflict with, section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation.

(g)
In connection with any amendment, waiver, determination or direction relating to any part of this Clause 23.31 (Sanctions) of which a Non-Eligible Finance Party does not have the benefit, the Commitments of that Non-Eligible Finance Party will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders or Lenders has been made.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save as for Clause 24.18 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

24.2	Financial Covenant and other obligations

Any requirement of Clause 21 (Information Undertakings) or (subject to Clause 22.4 (Equity cure)) Clause 22 (Financial Covenant) is not satisfied or any Obligor does not comply with any provision of Clause 23.5 (Anti-corruption law) or Clause 23.31 (Sanctions).

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial Covenant and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

24.4	Misrepresentation

(a)
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 10 Business Days of the Agent giving notice to the Company or an Obligor becoming aware, provided that any breach of Clause 23.5 (Anti-corruption law) and Clause 23.31 (Sanctions) is not capable of remedy.

24.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 5,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)
A Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness and in particular a member of the Group incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or threatens to become unable to pay its debts (drohend zahlungsunfähig) within the meaning of section 18 of the German Insolvency Code (Insolvenzverordnung).

(b)	A Material Company incorporated in Germany is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

(c)	A moratorium is declared in respect of any indebtedness of a Material Company.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration of any Material Company other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Material Company;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(d)	enforcement of any Security over any assets of any Material Company,

or any analogous procedure or step is taken in any jurisdiction (including, without limitation, the making of an application for the opening of insolvency proceedings for the reasons set out in section 17 to 19 of the German Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens)) or the taking of actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung).

This Clause 24.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 10 Business Days of commencement.

24.8	Creditors' process

Any expropriation, attachment, foreclosure, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of EUR 5,000,000, and which in respect of:

(a)	interlocutory attachments not exceeding EUR 1,000,000 and discharged within 30 days are excluded; and

(b)	executory attachments not exceeding EUR 1,000,000 and discharged within 20 days are excluded.

24.9	Unlawfulness

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under any Subordinated Shareholder Loan Agreement is or becomes unlawful.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Subordinated Shareholder Loan Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Subordinated Shareholder Loan Agreements

Any party to a Subordinated Shareholder Loan Agreement fails to comply with the subordination provisions of that Subordinated Shareholder Loan Agreement and the interests of the Lenders taken as a whole under the Finance Documents would be materially prejudiced by such failure and, if the non-compliance is capable of remedy, it is not remedied within 10 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance.

24.11	Cessation of business

Any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, except as a result of a disposal permitted under Clause 23.15 (Disposals).

24.12	Change of ownership

An Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company, except as result of disposal which is permitted under Clause 23.15 (Disposals).

24.13	Audit qualification

The auditors of the Group qualify the audited annual consolidated financial statements of the Company in any material respect.

24.14	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Company.

24.15	Repudiation and rescission of agreements

(a)	An Obligor rescinds or repudiates a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Security.

(b)
Any party to the Subordinated Shareholder Loan Agreements rescinds or purports to rescind or repudiates or purports to repudiate any of the subordination provisions of those agreements in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

24.16	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgement or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Material Company or its assets which is likely to be adversely determined and, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

24.17	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)
cancel the Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facilities shall immediately cease to be available for further utilisation;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies and powers under any of the Finance Documents;

(e)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be immediately due and payable at which time they shall become immediately due and payable; and/or

(f)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

24.19	Uncommitted character of the Uncommitted Facility

Nothing in this Clause 24 (Events of Default) shall affect the uncommitted character and daily revocable nature of the Uncommitted Facility.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

25.2	Conditions of assignment or transfer

(a)
An Existing Lender must request the prior written approval of the Company before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders) (which approval shall not be unreasonably withheld and be deemed granted unless expressly refused within 10 Business Days after the date of such request), unless the assignment or transfer is to:

(i)	another Lender or an Affiliate of a Lender;

(ii)	a fund managed by an Existing Lender provided that, after such assignment or transfer, credit decisions in relation to the Finance Documents continue to be taken only by such Existing Lender; or

(iii)	made at the time an Event of Default has occurred and is continuing.

(b)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under  Clause 14 (Tax Gross Up and Indemnities) and/or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(f)	An assignment or transfer of part of a Lender's participation must be in a minimum amount of EUR 10,000,000 (unless such participation is reduced to zero).

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500, unless such assignment or transfer is from a Lender to any of its Affiliates.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)
If any Existing Lender wishes to transfer all or any part of its rights, benefits and obligations under the Finance Documents as contemplated in Clause 25.1 (Assignments and transfers by the Lenders), then such transfer may be effected in the manner as set out in the Transfer Certificate by delivery to the Agent of a duly completed Transfer Certificate executed by such Existing Lender and the relevant New Lender.

(b)
Each Party hereto irrevocably grants in advance its permission to a transfer of obligations as contemplated in this Clause 25 (Changes to the Lenders). Receipt of a Transfer Certificate by the Agent shall constitute notice of assignment (mededeling van cessie) and notice of transfer (mededeling van schuldoverneming) and each Party hereto irrevocably instructs the Agent (a) to receive each such notice of assignment and transfer on its behalf and in its name and agrees that such notice to be given to such party may be given to the Agent as representative of such party and (b) forward a copy of such notice to the Company.

(c)	The benefit of each Security Document shall be maintained in favour of the New Lender.

(d)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

25.6	Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

25.7	Accordion Increase

(a)
A Lender may increase its Revolving Facility Commitment or Uncommitted Facility Participation (as requested by the Company), for the purposes of Clause 3 (Accordion feature – Increase of Facilities) by delivering an Accordion Increase Certificate in accordance with this Clause 25.7.

(b)
Any person specified in paragraph (a) above shall increase its Revolving Facility Commitment or Uncommitted Facility Participation if the Agent executes an Accordion Increase Certificate duly completed and executed on behalf of that person.

(c)
On the date that the Agent executes each Accordion Increase Certificate, the Agent, the Arranger, the Security Agent, the Lender party to that Accordion Increase Certificate, the other Lenders and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Lender been an Original Lender with the Revolving Facility Commitment or Uncommitted Facility Participation specified by it in that Accordion Increase Certificate.

(d)	Following execution of an Accordion Increase Certificate, the Agent must, as soon as reasonably practicable, notify the Company and the Lenders of such increase.

25.8	Accordion Acceding Lenders

(a)
The Company may, for the purposes of Clause 3 (Accordion feature – Increase of Facilities), request that a bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets becomes a party to this Agreement as a Lender, provided that:

(i)	such Accordion Acceding Lender is agreed upon between the Agent (acting on the instructions of the Majority Lenders) and the Company; and

(ii)
the Revolving Facility Commitment or Uncommitted Facility Participation assumed by such Accordion Acceding Lender shall be additional to, and not in replacement of, the Revolving Facility Commitments or Uncommitted Facility Participation as at the time immediately prior to such Accordion Acceding Lender becoming a party to this Agreement.

(b)
Subject to paragraph (a) above, each of the Parties hereby agrees that an Accordion Acceding Lender shall become a party to this Agreement as a "Lender" upon the execution and delivery by such Accordion Acceding Lender to the Agent of an Accordion Accession Letter and upon the countersignature by the Agent of such document.

(c)	Each Party (other than the Agent) irrevocably authorises the Agent to execute an Accordion Accession Letter for this purpose.

(d)
The Agent shall, subject to paragraph (e) below, after receipt by it of a duly completed Accordion Accession Letter appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Accession Letter on the Accordion Increase Effective Date.

(e)
The Agent shall only be obliged to execute an Accordion Accession Letter delivered to it by an Accordion Acceding Lender once it is satisfied it and the Lenders have complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such Accordion Acceding Lender.

(f)	On the date that the Agent executes an Accordion Accession Letter:

(i)
the Agent, the Arranger, the Security Agent, the Accordion Acceding Lender party to that Accordion Increase Certificate, the other Lenders and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Accordion Acceding Lender been an Original Lender with the Revolving Facility Commitment or Uncommitted Facility Participation specified by it in that Accordion Accession Letter; and

(ii)	that Accordion Acceding Lender shall become a Party as a "Lender",

and, as soon as reasonably practicable following such accession, the Agent must notify the Company and the other Lenders of such accession.

25.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 25.9, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under the Finance Documents (to the extent not separating its rights and claims under this Agreement from its rights and claims under the Security Documents) to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)	if not incorporated in the Netherlands, all Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)
Upon becoming an Additional Borrower that Subsidiary shall make any necessary tax filings (and provide copies of such filings) as required by and in accordance with Clause 14 (Tax gross-up and indemnities).

(d)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	the Lenders have consented to the Company's request; and

(iii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

at which time that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

26.4	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	Following consent from the Lenders, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	the Lenders have consented to the Company's request; and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower),

at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

(c)
If the resignation of a Guarantor is accepted in accordance with paragraph (b) of this Clause 26.6 the Agent shall instruct the Security Agent to release any Transaction Security granted by that Guarantor, in accordance with Clause 28.17 (Releases).

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

27.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)
Each other Finance Party (other than the Security Agent) hereby relieves the Agent from any restrictions of double representation and self-dealing, in particular from the restrictions of section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

27.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or all the Lenders, from that Lender or all the Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or all the Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender, the Majority Lenders or all the Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

27.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate or Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)
The Agent shall provide to the Company, within 10 Business Days of a request by the Company (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)	The Agent shall promptly forward to the Security Agent a copy of all notices issued pursuant to Clause 24.18 (Acceleration).

27.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arrangers or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

The Agent, the Arrangers and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7	Rights and discretions of the Agent

(a)	The Agent may

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or all the Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)
Clauses 20.19 (Sanctions) and Clause 23.31 (Sanctions) confer rights to each Finance Party (including voting rights where the amendment or waiver relates to Clauses 20.19 (Sanctions) and/or Clause 23.31 (Sanctions)).

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent or the Arranger to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent or the Arranger (as the case may be) holds the required approval, licence or registration.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

None of the Agent, the Arrangers or any Ancillary Lender is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), none of the Agent nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent or any Ancillary Lender as applicable) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender in respect of any claim it might have against the Agent or any Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders' indemnity to the Agent

(a)
Each Lender shall (in proportion to its share of the Commitments or, if the Commitments are then zero, to its share of the Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in The Netherlands as successor by giving notice to the other Finance Parties and the Company.

(b)
Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent)  and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 21.11 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 21.11 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Replacement of the Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

27.15	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and Clause 35.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)
Each Secured Party shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.16	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Lender and Ancillary Lender warrants to the Agent and the Arrangers that it has not relied on and will not at any time rely on the Agent or the Arrangers in respect of any of these matters.

27.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.19.

28.	ROLE OF SECURITY AGENT

28.1	Appointment of Security Agent

(a)
Each of the Agent, the Arrangers and the Lenders hereby appoints the Security Agent to act as its agent in connection herewith and authorises the Security Agent to exercise such rights, powers and discretions as are specifically delegated to the Security Agent by the terms hereof together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the rights, powers and discretions of the Security Agent hereby created and each of the Agent, the Arrangers and the Lenders irrevocably authorises the Security Agent on its behalf (i) to enter into each Security Document and (ii) to acknowledge the provisions of each Security Document, including but not limited to any "Parallel Debt" provision contained therein.

(b)	Each of the Secured Parties hereby:

(i)
grants the Security Agent the power to negotiate and approve the terms and conditions of such Security Document, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the Security created thereunder in the name and on behalf of the Secured Parties;

(ii)
confirms that in the event that any Security created under the Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such Security in its name and on its behalf; and

(iii)	undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity.

28.2	Parallel Debt

(a)
Notwithstanding any other provision of this Agreement each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent expressly (including any successor Security Agent), as creditor in its own right and not as representative (vertegenwoordiger) of the other Finance Parties, sums equal to and in the currency of each amount payable by the Obligors to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event (the "Parallel Debt").

(b)
The Security Agent shall have its own independent right to demand payment of the amounts payable by the Obligors under this Clause 28.2 irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of the Obligors' obligation to pay those amounts to the other Finance Parties other than a discharge by virtue of payment which those Finance Parties are entitled to retain.

(c)
Any amount due and payable by any Obligor to the Security Agent under this Clause 28.2 shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Obligors to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 28.2.

(d)
The rights of the Finance Parties (other than the Security Agent) to receive payment of amounts payable by the Obligors under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Clause 28.2.

28.3	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

28.4	Security Agent's Instructions

The Security Agent shall:

(a)
unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume (i) that any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that any instructions or directions given by the Agent have not been revoked;

(b)
be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to, carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

28.5	Security Agent's Actions

Subject to the provisions of this Clause 28:

(a)
the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)
at any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

28.6	Security Agent's Discretions

The Security Agent may:

(a)
assume (unless it has received actual notice to the contrary in its capacity as Security Agent for the Secured Parties) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents; and (ii) any right, power, authority or discretion vested in any person has not been exercised;

(b)
if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)
engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)
refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

28.7	Security Agent's Obligations

The Security Agent shall promptly inform the Agent of:

(a)	the contents of any notice or document received by it in its capacity as Security Agent from any Obligor under any Finance Document; and

(b)
the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

28.8	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

28.9	Exclusion of Security Agent's liability

The Security Agent is not responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

(c)
any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise, unless directly caused by its gross negligence or wilful misconduct;

(d)
the exercise of, or the failure to exercise, any judgement, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.

28.10	No proceedings

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent may rely on this Clause.

28.11	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has at all times been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any other person or any of their respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

28.12	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)
take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

28.13	Insurance by Security Agent

(a)
The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents.  The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Agent has failed to do so within fourteen days after receipt of that request.

28.14	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title that each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

28.15	Refrain from Illegality

The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

28.16	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

28.17	Releases

(a)	Upon a disposal of any of the Charged Property or the resignation of an Obligor in accordance with Clause 26 (Changes to the Obligors):

(i)	pursuant to the enforcement of the Transaction Security by the Security Agent;

(ii)	if that disposal is permitted under the Finance Documents; or

(iii)	if the Security Agent is instructed to release the Transaction Security granted by the resigning Obligor under the terms of Clause 26 (Changes to the Obligors),

the Security Agent shall (at the cost of the Obligors) release for and on its own behalf and for and on behalf of the other Secured Parties that property from the Transaction Security or the Transaction Security given by that Obligor and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset or Obligor and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

(b)
Upon a disposal of shares in the capital of an Obligor pursuant to the enforcement of the Transaction Security over such shares by the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Company and without any consent, sanction, authority or further confirmation from any of the Finance Parties) to release:

(i)	that Obligor and any Subsidiary of that Obligor from all Secured Obligations (including the guarantee provided for under Clause 19 (Guarantee and Indemnity) under any of the Finance Documents;

(ii)	any Transaction Security granted by that Obligor or any Subsidiary of that Obligor over any of its assets; and

(iii)	any other claim of any Finance Party or member of the Group over that Obligor's assets or over the assets of any Subsidiary of that Obligor,

on behalf of the relevant Finance Parties.

28.18	Lender indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Commitments or, if the Commitments are then zero, to its share of the Commitments immediately prior to their reduction to zero) indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent's gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.19	Resignation of Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Company and to the Agent on behalf of the Lenders.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Agent.

(c)
If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)
The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)
Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 27 (Role of the Agent and the Arrangers) and 28 (Role of Security Agent).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Security Agent shall resign in accordance with paragraph (b) above.

28.20	Delegation

(a)
The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)
The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

28.21	Additional Security Agents

(a)
The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate Security Agent or as a co-Security Agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Agent of that appointment.

(b)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

29.	HEDGE COUNTERPARTIES AND HEDGING LIABILITIES

29.1	Accession of Hedge Counterparties

If any Finance Party provides hedging arrangements to an Obligor which are permitted under Clause 23.27 (Treasury Transactions) and such Finance Party is not yet a party to this Agreement as Hedge Counterparty, such Finance Party providing hedging arrangements to any Obligor shall not be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to those hedging arrangements nor shall those liabilities be treated as Hedging Liabilities, unless such Finance Party accedes to this Agreement, as a Hedge Counterparty by way of such Finance Party executing a Hedge Counterparty Accession Undertaking.

29.2	Restriction on payment of Hedging Liabilities

The Obligors shall not, and shall procure that no other member of the Group will, make any payment of the Hedging Liabilities at any time unless:

(a)	that payment is permitted under Clause 29.3 (Permitted payments of Hedging Liabilities); or

(b)	the taking or receipt of that payment is permitted under paragraph (c) of Clause 29.8 (Permitted enforcement by Hedge Counterparties).

29.3	Permitted payments of Hedging Liabilities

(a)
Subject to paragraph (b) below, the Obligors may make payments to any Hedge Counterparty in respect of the Hedging Liabilities then due to that Hedge Counterparty under any Hedging Agreement in accordance with the terms of that Hedging Agreement:

(i)	if the payment is a scheduled payment arising under the relevant Hedging Agreement;

(ii)	to the extent that the relevant Obligor's obligation to make the payment arises as a result of the operation of:

(A)
any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)
any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement (if the Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of a Hedging Agreement which is similar in meaning and effect to any provision listed in paragraphs (A) or (B) above (if the Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that the relevant Obligor's obligation to make the payment arises from a Non‑Credit Related Close‑Out;

(iv)	to the extent that:

(A)	the relevant Obligor's obligation to make the payment arises from a Credit Related Close‑Out in relation to that Hedging Agreement; and

(B)	no Event of Default is continuing at the time of that payment; or

(v)	if the Majority Lenders give prior written consent to the payment being made.

(b)
No payment may be made to a Hedge Counterparty under paragraph (a) above if any scheduled payment due from that Hedge Counterparty to an Obligor under a Hedging Agreement to which they are both party is due and unpaid.

(c)
Failure by an Obligor to make a payment to a Hedge Counterparty which results solely from the operation of paragraph (b) above shall, without prejudice to Clause 29.4 (Payment obligations continue), not result in a default (however described) in respect of that Obligor under that Hedging Agreement.

29.4	Payment obligations continue

No Obligor shall be released from the liability to make any payment (including of default interest, which shall continue to accrue) under any Hedging Agreement by the operation of Clauses 29.2 (Restriction on payment of Hedging Liabilities) and 29.3 (Permitted payments of Hedging Liabilities) even if its obligation to make that payment is restricted at any time by the terms of any of those Clauses.

29.5	Amendments and waivers of Hedging Agreements

(a)	Subject to paragraph (b) below, the Hedge Counterparties may not, at any time, amend or waive any term of the Hedging Agreements.

(b)
A Hedge Counterparty may amend or waive any term of a Hedging Agreement in accordance with the terms of that Hedging Agreement if that amendment or waiver does not breach another term of this Agreement.

29.6	Security for Hedge Counterparties

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Hedging Liabilities other than:

(a)	the Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss contained in:

(i)	this Agreement; or

(ii)	the relevant Hedging Agreement no greater in extent than any of those referred to in paragraph (i) above; and

(c)
the indemnities contained in the ISDA Master Agreements (in the case of a Hedging Agreement which is based on an ISDA Master Agreement) or any indemnities which are similar in meaning and effect to those indemnities (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement).

29.7	Restriction on enforcement by Hedge Counterparties

Subject to Clause 29.8 (Permitted enforcement by Hedge Counterparties) and Clause  29.9 (Required enforcement by Hedge Counterparties), the Hedge Counterparties shall not pre-maturely terminate or close-out any of the hedging transactions or use any right of set-off or payment netting under any of the Hedging Agreements at any time, unless explicitly permitted under this Agreement (including for the avoidance of doubt any Close Out Netting).

29.8	Permitted enforcement by Hedge Counterparties

(a)
To the extent it is able to do so under the relevant Hedging Agreement, a Hedge Counterparty may terminate or close‑out in whole or in part any hedging transaction under that Hedging Agreement prior to its stated maturity:

(i)	if a notice has been served to the Company by the Agent in accordance with Clause 24.18 (Acceleration);

(ii)	if:

(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(1)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(2)	an event similar in meaning and effect to a "Force Majeure Event" (as defined in paragraph (B) below),

has occurred in respect of that Hedging Agreement;

(B)
in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)
in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraphs (A) or (B) above has occurred under and in respect of that Hedging Agreement;

(iii)	if an Event of Default has occurred under either Clause 24.6 (Insolvency) or Clause 24.7 (Insolvency proceedings) in relation to an Obligor which is party to that Hedging Agreement;

(iv)	if the Majority Lenders give prior written consent to that termination or close‑out being made;

(v)	if the only Secured Obligations are the Hedging Liabilities; or

(vi)
to the extent that termination close-out is necessary, to ensure that the aggregate notional amount hedged by way of interest rate hedge transactions under the Hedging Agreements does not exceed the aggregate amount of principal outstanding under this Agreement.

(b)
If an Obligor has defaulted on any payment due under a Hedging Agreement (after allowing any applicable notice or grace periods) and the default has continued unwaived for more than 10 Business Days after notice of that default has been given to the Security Agent and the Agent, the relevant Hedge Counterparty:

(i)	may, to the extent it is able to do so under the relevant Hedging Agreement, terminate or close‑out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)
until such time as the Security Agent has given notice to that Hedge Counterparty that the Transaction Security is being enforced (or that any formal steps are being taken to enforce the Transaction Security), shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Obligor to recover any Hedging Liabilities due under that Hedging Agreement.

29.9	Required enforcement by Hedge Counterparties

(a)
Subject to paragraph (b) below, a Hedge Counterparty shall promptly terminate or close‑out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to their stated maturity, following:

(i)	if a notice has been served to the Company by the Agent in accordance with Clause 24.18 (Acceleration) and delivery to it of a notice from the Security Agent thereof; and

(ii)	delivery to it of a subsequent notice from the Security Agent (acting on the instructions of the Majority Lenders) instructing it to do so.

(b)
Paragraph (a) above shall not apply to the extent that a notice has been served to the Company by the Agent in accordance with Clause 24.18 (Acceleration) as a result of an arrangement made between any Obligor and the Majority Lenders with the purpose of bringing about such notice.

(c)
If a Hedge Counterparty is entitled to terminate or close‑out any hedging transaction under paragraph (b) of Clause 29.8 (Permitted enforcement Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given the notice referred to in that paragraph) but has not terminated or closed out each such hedging transaction, that Hedge Counterparty shall promptly terminate or close‑out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of the Majority Lenders).

29.10	Treatment of payments due to Obligors on termination of hedging transactions

(a)
If, on termination of any hedging transaction under any Hedging Agreement occurring after a notice has been served to the Company by the Agent in accordance with Clause 24.18 (Acceleration) a settlement amount or other amount (following the application of any Close‑Out Netting, Payment Netting or Inter‑Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the relevant Obligor then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

(b)
The payment of that amount by the Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge the Hedge Counterparty's obligation to pay that amount to that Obligor.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) or Clause 34 (Application of Proceeds) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.6	Ancillary Lenders

(a)	This Clause 31 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 24.18 (Acceleration).

(b)
Following service of notice under Clause 24.18 (Acceleration), this Clause 31 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

SECTION 11

ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor), Clause 32.4 (Clawback and pre-funding) and Clause 27.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s). In that case such payments must be made on the due date for payment under the Finance Documents.

(b)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents.

32.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent and the Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (c) below, Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

(a)
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

34.	APPLICATION OF PROCEEDS

34.1	Order of Application

All moneys from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent;

(b)
in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 32.6 (Partial Payments) and Hedging Agreements;

(c)
if none of the Obligors is under any further actual or contingent liability under any Finance Document (including any Hedging Agreement), in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

34.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 34.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 34.

34.3	Currency Conversion

(a)
For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

34.4	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

34.5	Discharge of Secured Obligations

(a)
Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

34.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause.

35.	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or to the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Agent.

35.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic communication

(a)
Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)
Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Required consents

(a)
Subject to Clause 39.2 (Exceptions) and Clause 28.17 (Releases) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Security Documents the Security Agent, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 27.7  (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor (other than the Company) agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Company.  This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

39.2	Exceptions

(a)	Subject to Clause 39.3 (Replacement of Screen Rate), an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the relevant Facility;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)
Clause 2.2 (Finance Parties' rights and obligations), Clause 8.2 (Extension Option), Clause 20.18 (Sanctions), Clause 23.31 (Sanctions), Clause 25 (Changes to the Lenders), this Clause 39, Clause 43 (Governing law) or Clause 44 (Enforcement);

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity);

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(x)
an amendment or waiver which relates to the release of any guarantee and indemnity granted under Clause 19 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(xi)	any amendment to the subordination under a Subordinated Shareholder Loan Agreement,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, a Reference Bank, the Arrangers or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, that Reference Bank, the Arrangers or that Ancillary Lender, as the case may be.

(c)
If any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Commitments or participations under the Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Commitments and/or participations has been obtained to approve that request.

39.3	Replacement of Screen Rate

(a)
Subject to paragraph (a) of Clause 39.2 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate;

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)	In this Clause 38.3:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

(ii)

(A)

(1)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent;

(2)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)
the administrator of that Screen Rate publicly announces that it has ceased or will cease to provide that Screen Rate  permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(iii)
the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one month; or

(iv)	in the opinion of the Majority Lenders and the Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

39.4	Excluded Commitments

If any Lender notifies the Agent that as a result of the operation of Clauses 20.19 (Sanctions) and Clause 23.31 (Sanctions) it has no voting rights in relation to a specific vote of Lenders under the terms of this Agreement:

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained; and

(b)	its status as Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained.

39.5	Disenfranchisement Group members

For so long as a member of the Group (including any (in)direct shareholders of the Company and its Affiliates) (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement has or arrangement has not been terminated:

(a)
in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(b)	for the purposes of Clause 39.2 (Exceptions), such Group member or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

39.6	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 39.6 the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.7	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company, and which is acceptable to the Agent (unless the Agent is an Impaired Agent, in which case the Lenders) (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 40 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)
the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents; and

(ii)
Lenders whose Commitments aggregate at least 60 per cent. of the aggregate Commitments (or, if the aggregate Commitments have been reduced to zero, aggregated at least 60 per cent. of the aggregate Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

39.8	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities,

to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 39.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 5 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

40.	CONFIDENTIALITY

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.6	Continuing obligations

The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

41.1	Confidentiality and disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 10.4 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The Agent's obligations in this Clause 41 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 10.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

(e)
Notwithstanding this Clause 41, Alliance Data Systems Inc. and each Obligor are entitled to disclose the Funding Rates if and to the extent required to comply with any applicable laws, treaties, regulations, financial reporting requirements, or directions from any governmental authority in any jurisdiction, in effect on the date of this Agreement and as they may change from time to time.

41.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 41.

42.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

43.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

44.	ENFORCEMENT

44.1	Jurisdiction

(a)
The Courts (Rechtbank) of Amsterdam, The Netherlands, subject to ordinary appeal (hoger beroep) and final appeal (cassatie) shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes (respectively "Proceedings" and "Disputes") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) and, for such purposes, each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts.

(b)
This Clause 44.1 (Jurisdiction) is for the benefit of the Finance Parties only.  As a result, and notwithstanding paragraph (a) of Clause 44.1, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

THE COMPANY

BRAND LOYALTY GROUP B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

THE ORIGINAL BORROWERS

BRAND LOYALTY GROUP B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY HOLDING B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY INTERNATIONAL B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

THE ORIGINAL GUARANTORS

BRAND LOYALTY GROUP B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY HOLDING B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY INTERNATIONAL B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY AMERICAS B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY DEVELOPMENT B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY SOURCING B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY SPECIAL PROMOTIONS B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

ICEMOBILE AGENCY B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

WORLD LICENSES B.V.

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

BRAND LOYALTY GERMANY GMBH

By:  /s/ Claudia Mennen-Vermeule
Name: Claudia Mennen-Vermeule
            Authorized signatory

THE AGENT

COÖPERATIEVE RABOBANK U.A.

By:  /s/ J.A. van der Horst
Name:  J.A. van der Horst
            Senior Officer Syndicated Loans Agency
             Rabobank
             Proxy AB

THE SECURITY AGENT

COÖPERATIEVE RABOBANK U.A.

By:  /s/ J.A. van der Horst
Name:  J.A. van der Horst
            Senior Officer Syndicated Loans Agency
             Rabobank
             Proxy AB

By:  /s/ R. van Esseveld
Name:  R. van Esseveld
             Senior Officer Syndicated Loans Agency
              Rabobank
              Proxy AB

By:  /s/ R. van Esseveld
Name:  R. van Esseveld
             Senior Officer Syndicated Loans Agency
              Rabobank
              Proxy AB

THE ORIGINAL LENDERS DEUTSCHE BANK AG, AMSTERDAM BRANCH By: /s/ M.M. Lovwerens Name: M.M. Lovwerens COÖPERATIEVE RABOBANK U.A. By: /s/ [Illegible]	DEUTSCHE BANK AG, AMSTERDAM BRANCH By: /s/ [Illegible] COÖPERATIEVE RABOBANK U.A. By: /s/ W.F. Zetteler Name: W.F. Zetteler Managing Director Proxy AB

THE ARRANGERS DEUTSCHE BANK AG, AMSTERDAM BRANCH By: /s/ M.M. Lovwerens Name: M.M. Lovwerens COÖPERATIEVE RABOBANK U.A. By: /s/ [Illegible]	THE ARRANGERS DEUTSCHE BANK AG, AMSTERDAM BRANCH By: /s/ [Illegible] COÖPERATIEVE RABOBANK U.A. By: /s/ W.F. Zetteler Name: W.F. Zetteler Managing Director Proxy AB Name: